Filed pursuant to 424(b)(3)
Registration No. 333-139504

SUPPLEMENT NO. 5

DATED SEPTEMBER 18, 2007

TO THE PROSPECTUS DATED AUGUST 1, 2007

OF INLAND AMERICAN REAL ESTATE TRUST, INC.

This Supplement No. 5 supplements our prospectus dated August 1, 2007, as previously supplemented by Supplement No. 1 dated August 6, 2007, Supplement No. 2 dated August 14, 2007, Supplement No. 3 dated August 16, 2007, Supplement No. 4 dated August 29, 2007 and Supplement No. 5 dated September 5, 2007.  This supplement updates certain information in the prospectus sections entitled “Business and Policies,” “Description of Real Estate Assets,” “Plan of Distribution,” “Experts” and “Financial Statements,” as described below.  You should read this Supplement No. 5 together with our prospectus dated August 1, 2007 and each of the foregoing supplements thereto.

This Supplement No. 5 includes references to certain trademarks. Courtyard by Marriott®, Marriott®, Marriott Suites®, Residence Inn by Marriott® and SpringHill Suites by Marriott® trademarks are the property of Marriott International, Inc. (“Marriott”) or one of its affiliates. Doubletree®, Embassy Suites®, Hampton Inn®, Hilton Garden Inn®, Hilton Hotels® and Homewood Suites by Hilton® trademarks are the property of Hilton Hotels Corporation (“Hilton”) or one or more of its affiliates. Hyatt Place® trademark is the property of Hyatt Corporation (“Hyatt”).  For convenience, the applicable trademark or service mark symbol has been omitted but will be deemed to be included wherever the above-referenced terms are used.

Business and Policies

The following discussion updates the discussion contained in the prospectus under the heading “Business and Policies – Our Assets – Our Operating Companies – Proposed Acquisition of Apple Hospitality Five, Inc.” which begins on page 139 of the prospectus.

Probable Acquisition of Apple Hospitality Five, Inc.  At a special meeting held on September 17, 2007, the stockholders of Apple Hospitality Five, Inc., referred to herein as “Apple,” voted to approve the merger that was previously disclosed in our prospectus dated August 1, 2007, among us, our wholly owned subsidiary, Inland American Orchard Hotels, Inc. (“Acquisition Sub”) and Apple.  The merger is expected to close no later than October 31, 2007 and is subject to the closing conditions set forth in the agreement and plan of merger.  At the effective time of the merger, Apple will merge with and into Acquisition Sub, with Acquisition Sub continuing as the surviving entity of the merger.  Additionally, each issued and outstanding unit of Apple, equal to one share of Apple’s common stock and one share of Series A preferred stock (together, a “Unit”) and each issued and outstanding share of Apple Series B convertible preferred stock, on an as-converted basis, other than any dissenting shares, will be converted into, and cancelled in exchange for, the right to receive $14.05 in cash to be paid by us, without interest.  Each option to purchase the Units will be converted into, and cancelled in exchange for, the right to receive a cash payment equal to the product of: (1) the number of Units subject to the option and (2) the difference between $14.05 and the exercise price set forth in the option.  The total merger consideration is expected to be approximately $709 million.  We intend to fund the merger consideration with cash and cash equivalents, and the completion of the merger is not subject to any financing or refinancing contingency.  In addition, we intend to assume approximately $4.4 million of Apple’s existing indebtedness, which bears interest at a rate of 8.5% per annum and matures on June 1, 2011.

Background.  Apple, a public, non-listed real estate investment trust headquartered in Richmond, Virginia, owns upscale, extended-stay and select-service hotel properties and other limited-service hotel properties.  According to filings made by Apple with the SEC, at June 30, 2007, Apple owned twenty-eight hotels, including eleven Residence Inn by Marriott hotels, nine Courtyard by Marriott hotels, one Marriott Suites hotel, one SpringHill Suites by Marriott hotel, four Homewood Suites by Hilton hotels and two Hilton Garden Inn hotels. The hotels are located in fifteen states and, in aggregate, consist of 3,717 rooms. On August 10, 2007, Apple closed on the sale of its Marriot Suites hotel in Las Vegas, Nevada. The sale price for this hotel was $87.25 million. The hotels are described in more detail in the table below.

According to filings made by Apple with the SEC, Apple’s total revenues were approximately $68.4 million and $125.4 million for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively.  Apple’s hotels achieved average occupancy of 76% and 76%, an average daily room rate, or “ADR,” of $124 and $114 and revenue per available room, or “RevPAR,” of $95 and $86, for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively.

Management and Franchise Agreements.  Apple’s daily hotel operations are managed under various management agreements with third party property managers Marriott, Hilton and Western International, Inc. (“Western”).

Except for nine Marriott brand hotels managed by Western, Apple’s Marriott brand hotels are managed by Marriott or its affiliates pursuant to management agreements that provide Apple access to Marriott’s intellectual property and proprietary sales and reservation system.  These management agreements typically have an initial term of thirty years, and permit either party to renew the agreement for an additional thirty years. The agreements generally provide for payment of base management fees, calculated annually based on a percentage of revenue, incentive management fees over a priority return (as defined in the management agreements), system fees and marketing fees. Additionally, these agreements permit Apple to terminate the agreements if Marriot does not achieve certain operating results.

Western manages five of Apple’s Residence Inn hotels and four of Apple’s Courtyard by Marriott hotels. The agreements governing the management of these hotels provide that Apple will pay Western management fees, calculated as a percentage of revenue, as well as incentive management fees if Western achieves certain operating results.  The management agreements have a term of five years and permit Apple to terminate the agreements if Western does not achieve certain operating results.  Separate franchise agreements with Marriott provide access to Marriott’s intellectual property and proprietary sales and reservation system for these hotels.

Hilton, or one of its affiliates, manages the day-to-day operations of Apple’s Homewood Suites and Hilton Garden Inn hotels. The management agreements for these hotels provide that Apple will pay Hilton management fees, calculated as a percentage of revenue.  Apple also pays Hilton a fee, calculated as a percentage of suite revenue, for franchise licenses to operate as a Homewood Suites by Hilton or a Hilton Garden Inn and to participate in its reservation system.

Upon the closing of the merger, our Business Manager will be responsible for overseeing Apple’s property portfolio, and the properties will be operated on a day-to-day basis by third-party property managers.  Mr. Marcel Verbaas, a veteran of the lodging industry, is an employee of our Business Manager.  Mr. Verbaas also serves as the president and chief executive officer of Inland American Lodging Corporation.

Summary of Hotel Properties.  The following table sets forth, by franchise affiliation, certain information with respect to the hotels that Apple owned as of June 30, 2007:

Property	Date Acquired by Apple	Number of Rooms
Courtyard by Marriott –Tucson, Arizona	10/2003	153
Courtyard by Marriott –Lebanon, New Jersey	08/2003	125
Courtyard by Marriott –Addison, Texas	10/2003	176
Courtyard by Marriott –Harlingen, Texas	10/2003	114
Courtyard by Marriott –Houston, Texas	10/2003	153
Courtyard by Marriott –Houston, Texas	08/2004	100
Courtyard by Marriott –Fort Worth Texas	03/2004	92
Courtyard by Marriott –Merrifield, Virginia	08/2005	206
Courtyard by Marriott –Federal Way, Washington	09/2004	160

Hilton Garden Inn –Tampa, Florida	09/2003	95
Hilton Garden Inn –Westbury, New York	12/2003	140
Homewood Suites –Colorado Springs, Colorado	02/2003	127
Homewood Suites –Baton Rouge, Louisiana	02/2003	115
Homewood Suites –Albuquerque, New Mexico	02/2003	151
Homewood Suites –Solon, Ohio	09/2003	86
Marriott Suites –Las Vegas, Nevada	10/2003	278
Residence Inn –Tucson, Arizona	12/2004	120
Residence Inn –Cypress, California	05/2003	155
Residence Inn –Cranbury, New Jersey	05/2003	108
Residence Inn –Somerset, New Jersey	05/2003	108
Residence Inn –Hauppauge, New York	05/2003	100
Residence Inn –Nashville, Tennessee	06/2003	168
Residence Inn –Houston, Texas	08/2004	120
Residence Inn –Brownsville, Texas	10/2003	102
Residence Inn –Dallas Fort Worth, Texas	10/2003	100
Residence Inn –Houston Westchase, Texas	01/2003	120
Residence Inn –Park Central, Texas	10/2003	139
SpringHill Suites –Danbury , Connecticut	08/2003	106

The following discussion is added directly following the section entitled “Business and Policies – Our Assets – Our Operating Companies – Proposed Acquisition of Apple Hospitality Five, Inc.,” which begins on page 139 of the prospectus.

Proposed Acquisition of RLJ Urban Lodging Master, LLC.  We have entered into a merger agreement with RLJ Urban Lodging Master, LLC (referred to herein as “Lodging Master”) and RLJ Urban Lodging REIT, LLC and RLJ Urban Lodging REIT (PF#1), LLC, which together own all of the membership interests of Lodging Master, referred to herein as the “sellers,” to acquire Lodging Master for approximately $920 million to be paid by us, at closing, without interest, as reduced by Lodging Master’s existing indebtedness that remains in place at closing, and as further adjusted as provided for in the agreement.  We intend to pay $460 million of the purchase price in cash, including amounts in the Escrow Deposit described below.  Subject to our ability to terminate the merger agreement as described below, we are evaluating the feasibility of funding the remaining purchase price by leaving in place much or all Lodging Master’s existing debt or by borrowing new monies ultimately secured by Lodging Master’s assets or some combination of the two.  Any existing debt that we do not leave in place will be paid off at, or prior to, closing.  We do not expect to increase the amount of cash that we would use to fund the purchase.  We have not entered into any commitments or agreements to fund any new borrowings or that would be required to leave existing debt in place.  In light of the recent volatility in the financial markets generally, and the commercial lending market in particular, there is no assurance that we will be able to secure commitments or agreements for new borrowings or to leave existing debt in place on terms and conditions acceptable to us, if at all.  Thus, there is no assurance that we will complete this transaction.

The merger agreement was originally entered into as of August 12, 2007 but provided us with the right to terminate for any reason within twenty-three days in our sole discretion without any obligation on our part.  The agreement was subsequently amended as of September 5, 2007 to extend this termination right through 5:00 p.m. eastern time on September 10, 2007 and again as of September 13, 2007 to extend this termination right through 5:00 p.m. eastern time on October 15, 2007.  Upon signing the agreement, we deposited $10 million into escrow.  Prior to the amendment signed on September 13, 2007, this deposit was fully refundable if we terminated prior to September 11, 2007.  As a result of the amendment signed on September 13th, and except as described herein, $9.5 million of this deposit will be fully refunded if we terminate the agreement prior to October 15, 2007.  On September 14, 2007, we directed the escrow agent to disburse $500,000 of this escrow deposit to the sellers as a non-refundable down payment of the purchase price.  We may further extend the period during which we may terminate the agreement without any further obligation through 5:00 p.m. eastern time on October 29, 2007 if we notify the sellers of our intention to do so and direct the escrow agent to disburse an additional $250,000 of the escrow deposit to the sellers as an additional non-refundable down payment of the purchase price no later than 5:00 p.m. eastern time on October 16, 2007.  If we complete the transactions, these deposits will be credited against the final purchase price.  If we do not terminate the agreement on October 29, 2007 as described above, we are required to deliver a notice of intent to proceed to the sellers and deposit an additional $35 million into the escrow for a total deposit of $45 million, referred to herein as the “Escrow Deposit.”  Except in certain circumstances described below, the Escrow Deposit will then become non-refundable even if we are unable to obtain the necessary financing or if the lenders do not perform on commitments or agreements at closing.  The purchase price is subject to further adjustment based on the proration of certain items described in the merger agreement.  Items incurred at each hotel property, such as taxes, payables, revenue from operations as well as wages and salaries will be prorated as of the closing date in a manner similar to the way these items would be prorated in an asset purchase or sale and the purchase price will be adjusted by an amount equal to such prorations.  We also will be responsible for all of the costs associated with improvements that may be required by certain franchisors of brands under which certain of the properties owned by Lodging Master operate; however, the purchase price will be reduced by $5 million at closing for these costs.  We also will be responsible for certain closing costs.  We anticipate that the adjustments will increase the purchase price by approximately $18 million.

Background.  Lodging Master is a private company headquartered in Bethesda, Maryland which owns, through various subsidiaries, a portfolio of twenty-two full and select-service hotels located primarily in and around major urban markets across the United States, including Atlanta, Baltimore, Chicago and Washington, D.C.  The portfolio includes, among others, four Residence Inn by Marriott hotels, four Courtyard by Marriott hotels, four Hilton Garden Inn hotels and two Embassy Suites hotels. In the aggregate, the hotels consist of 4,061 rooms. Lodging Master’s daily hotel operations are managed under various management agreements with nine third party property managers including Marriott, Hilton and Hyatt, as well as independent third party managers.  Lodging Master currently pays a base management fee ranging from 2.0% to 7.0% of hotel revenues.  The management companies also are eligible to receive an incentive management fee if hotel operating income, as defined in the management agreements, exceeds certain thresholds.

Summary of Hotel Properties.  The following table sets forth, by franchise affiliation, certain information with respect to the hotels that Lodging Master owned as of August 31, 2007:

Property	Year Opened	Number of Rooms

Courtyard Elizabeth (Newark Airport) –Elizabeth, New Jersey	1998	203
Courtyard Ft. Meade –Annapolis Junction, Maryland	2000	140
Courtyard Ft. Worth –Fort Worth, Texas	1999	203
Courtyard UAB Birmingham –Birmingham, Alabama	2001	122
Doubletree Atlanta –Atlanta, Georgia	1985	155
Doubletree Washington, D.C. –Washington, D.C.	1985	220
Embassy Suites Beachwood –Beachwood, Ohio	1989	216
Embassy Suites Hunt Valley –Hunt Valley, Maryland	1985	223
Hampton Inn Denver –Denver, Colorado	2001	148
Hilton Garden Inn Burlington –Burlington, Massachusetts	1971	179
Hilton Garden Inn Colorado Springs –Colorado Springs, Colorado	1999	154
Hilton Garden Inn San Antonio Airport –San Antonio, Texas	1981	117
Hilton Garden Inn Washington, D.C. –Washington, D.C.	2000	300
Hilton Suites Phoenix –Phoenix, Arizona	1989	226
Homewood Suites Houston Galleria –Houston, Texas	2002	162
Hyatt Place Medford –Medford, Massachusetts	2003	158
Marriott Atlanta Century Center –Atlanta, Georgia	1974	287
Marriott Chicago –Chicago, Illinois	1988	113
Residence Inn Baltimore Inner Harbor –Baltimore, Maryland	2001	188
Residence Inn Cambridge –Cambridge, Massachusetts	1999	221
Residence Inn Elizabeth (Newark Airport) –Elizabeth, New Jersey	1998	198
Residence Inn Poughkeepsie –Poughkeepsie, New York	2000	128

The Merger Agreement.  Pursuant to the merger agreement, at the effective time of the merger, Lodging Master will merge with and into a wholly-owned subsidiary formed for this purpose (referred to herein as “Acquisition Sub”). Acquisition Sub will continue as the surviving entity of the merger.  Additionally, all of the membership interests of Lodging Master, which represent all of its equity securities, will be converted into, and cancelled in exchange for, the right to receive the purchase price.

The merger agreement includes provisions regarding customary representations, warranties and covenants, including those regarding the conduct of Lodging Master’s business prior to the closing of the merger.  A copy of the merger agreement, as amended, will be filed as an exhibit to the registration statement of which this prospectus supplement is a part.

In addition to the rights we have to terminate the merger agreement in our sole discretion, the agreement may also be terminated by us or by Lodging Master under certain circumstances, including but not limited to: (1) by mutual written consent of both parties; (2) by either party if the merger is not consummated by November 14, 2007 or, if we extend our initial termination right to October 29, 2007, then by November 28, 2007, in either case, which date will be extended for an additional sixty days if the sellers have not delivered certain third party consents so long as the sellers are working in good faith to obtain these consents; (3) by either party if any governmental order, decree or ruling makes the consummation of the merger transaction illegal or permanently prohibits the transaction; (4) by either party upon a material uncured breach of the agreement by the other party; (5) by us if (A) as a result of damages to any of Lodging Master’s properties prior to the closing date, renovation costs exceed $4 million for any single hotel or $20 million in the aggregate or (B) prior to the closing date, all or substantially all of any hotel is taken by condemnation or eminent domain.  Additionally, in the event that the sellers default in their obligations under the merger agreement by selling Lodging Master or any of its properties to a third party (other than as required pursuant to the provisions of a franchise or management agreement), and the remedy of specific performance is not available to us, the sellers must pay us a $40 million termination fee as liquidated damages and we will be entitled to the return of the Escrow Deposit, excluding the non-refundable down payments described above.  If, however, the sale is required by the provisions of a franchise or management agreement, the sellers only will be responsible for reimbursing us for any fees and expenses that we incurred in connection with the transactions contemplated by the agreement, not to exceed $375,000.  In the event that we default in our obligation to pay the purchase price or any of our other obligations under the merger agreement, and the sellers terminate the agreement, the Escrow Deposit will be paid to the sellers as liquidated damages.

The merger is subject to various closing conditions, including, among other things, the consents or waivers from the third party property managers, hotel franchisors and third party lenders.  Both we and the sellers already have obtained approval from our and their respective boards of directors as necessary to enter into the merger agreement and related transactions.

Description of Real Estate Assets

This section supplements the discussion contained in the prospectus under the heading “Description of Real Estate Assets,” which begins on page 151 of the prospectus.  Specifically, the table below provides summary information, by segment, regarding the location, gross leasable area in square feet (“GLA”), where applicable, and character of certain properties acquired between September 7, 2007 and September 17, 2007.  Note that any discussion regarding the potential acquisition of a property or portfolio of properties under the subheading “Potential Acquisitions” will be superseded to the extent that the property or one or more of the properties that make up the portfolio, as the case may be, are acquired.

On September 17, 2007, we purchased fee simple interests in five outlots contained in a newly constructed retail center known as the McKinney Towne Center Outlots, as described in the following table.  We purchased this property for approximately $6.6 in cash and equivalents, and may later borrow monies using these outlots as collateral.

Retail Properties	Date Acquired	Year Constructed or Renovated	GLA Occupied	% Occupied as of 09/01/07	No. of Tenants as of 09/01/07	Total GLA	Mortgage Payable ($)

McKinney Towne Center Outlots –McKinney, Texas	09/17/2007	2006-2007	17,770	(1)	4	(1)	-

(1) As of September 1, 2007, four tenants leased and occupied their respective buildings on four of the five outlots that comprise this property.  A fifth tenant has leased and is paying ground rent on the remaining outlot and has not yet commenced construction of a building, and therefore the GLA applicable to the fifth outlot cannot be calculated at this time.

On September 7, 2007 and September 13, 2007, we purchased fee simple interests in an apartment complex known as Encino Canyon Apartments and Seven Palms Apartments, as described in the following table, respectively.  We purchased Encino Canyon Apartments for approximately $19.6 million in cash and equivalents, and may later borrow monies using the property as collateral.  We purchased Seven Palms Apartments for approximately $29.6 million in cash and equivalents, and may later borrow monies using the property as collateral.

Multi-Family Properties	Date Acquired	Year Constructed or Renovated	GLA Occupied	% Occupied as of 09/01/07	No. of Units Occupied as of 09/01/07	Total GLA	Total No. of Units	Mortgage Payable ($)

Encino Canyon Apartments –San Antonio, Texas	09/07/2007	2005	223,486	89%	202	252,573	228	-

Seven Palms Apartments –Webster, Texas	09/13/2007	1999	316,466	95%	341	334,733	360	-

On September 13, 2007, we acquired a leasehold interest in the property known as the Hilton University of Florida Hotel & Convention Center, a full service hotel with 248 rooms and over 21,000 square feet of meeting space, as described in the following table.  The hotel is subject to a long-term ground sublease with the University of Florida, which leases the land from the State of Florida. The annual ground lease rent for the hotel is approximately $40,000 per annum and the seventy-five year term of the sublease commenced in April 1998. The hotel will be managed by the current manager, Davidson Hotel Group, referred to herein as “Davidson.”  We will pay Davidson a property management fee equal to 4% of the hotel’s gross revenue, with 1.5% subordinated to a minimum return to us, and will pay our Property Manager a monthly oversight fee of up to 1.0% of the hotel’s gross revenue. We purchased the leasehold interest for approximately $50 million in cash, and may later borrow monies using the property as collateral.

Lodging Facilities	Manager	Franchisor	Year Constructed or Renovated	Number of Rooms	Room Revenue as of 08/31/07 ($)	Average Daily Rate as of 08/31/07	% Occupied as of 08/31/07

Hilton University of Florida Hotel & Convention Center –Gainesville, Florida	Davidson	Hilton	1999	248	6,720,988	$144.88	76.98%

Potential Acquisitions

This subsection, which begins on page 168 in the “Description of Real Estate Assets” section of the prospectus, has been updated and modified as follows:

We have identified the following properties as potential acquisitions:

Atlas Cold Storage Portfolio (Sales-Leaseback). We anticipate purchasing fee simple interests in a portfolio of eleven cold storage facilities collectively known as the Atlas Cold Storage Portfolio, which, in the aggregate, contains approximately 1.9 million gross leasable square feet located in four states. This portfolio is owned by unaffiliated third parties, Atlas Cold Storage America, LLC and Atlas Cold Storage USA, Inc. The proposed purchase price is approximately $170.7 million.  If acquired, we will likely fund the purchase price entirely from our cash and equivalents.  We may later borrow monies using these properties as collateral. If we purchase this portfolio, we intend to lease each of the properties to the sellers’ affiliate, Atlas Cold Storage Company, for terms ranging from ten to twenty years pursuant to leases that require the lessee to pay all taxes, insurance and maintenance expenses from use of the property.

The Atlas Cold Storage Portfolio consists of the following properties:

	Year	Lease Term	Base Rent Per	Approximate GLA (Sq. Ft.)	Allocated Purchase
Property/Address	Built	(Years)*	Annum ($)*	Square Feet	Price ($)

86 Jackson Concourse –Pendergrass, Georgia	1995	20	1,945,864	243,233	26,964,115
1860 Candler Road –Gainesville, Georgia	1990	20	1,021,056	127,632	14,148,919
215 Industrial Park Road –Cartersville, Georgia	1998	20	1,075,440	179,240	14,902,526
2006 Industrial Boulevard –Douglas, Georgia	1985	20	520,392	86,732	7,211,146
6765 Imron Drive –Belvidere, Illinois	1991	20	1,323,364	189,052	18,338,044
240 Chester Street –St. Paul, Minnesota	1970-1972	10	1,098,320	219,664	15,219,577
7130 Winnetka Avenue North –Brooklyn Park, Minnesota	1986-2000	15	897,925	128,275	12,442,676
17113 County Road –New Ulm, Minnesota	1973-1996	10	809,955	269,985	11,223,662
1000 Artic Avenue –Zumbrota, Minnesota	1996-2006	12	1,364,176	170,522	18,903,582
1619 Antioch Church Road –Piedmont, South Carolina	1988-1995	20	1,794,560	224,320	24,867,474
2130 Old Georgia Highway –Gaffney, South Carolina	1995	20	465,280	58,160	6,447,451

Totals			12,316,332	1,896,815	170,669,172

* The lease terms described in this table represent the terms of the leases that we intend to enter into if we purchase this portfolio.

Financing Transactions

This subsection supplements the discussion contained in the prospectus under the heading “Description of Real Estate Assets – Financing Transactions,” which begins on page 169 of the prospectus.  Specifically, the table below summarizes, for the period beginning August 25, 2007  and ending September 13, 2007,  the material terms of any outstanding loans that we or our subsidiaries obtained, or assumed at closing, that are secured by first priority mortgages on our properties

Property	Date of Financing	Approximate Amount of Loan ($)	Interest Per Annum	Maturity Date

Lord Salisbury Center	08/31/2007	12,600,000	5.446%	09/01/2017

Plan of Distribution

The following information, which was previously inserted at the end of the “Plan of Distribution” section on page 251 of the prospectus, has been updated as follows:

The following table provides information regarding shares sold in both our initial offering and our current follow-on offering as of September 14, 2007.

	Shares	Gross Proceeds ($) (1)	Commissions and Fees ($) (2)	Net Proceeds ($) (3)

From our sponsor:	20,000	200,000	-	200,000

Shares sold in the initial offering:	469,981,760	4,699,817,604	493,480,848	4,206,336,756

Shares sold in the follow-on offering:	9,031,046	90,310,460	9,482,598	80,827,862

Shares sold pursuant to our distribution reinvestment plan in the initial offering:	9,593,323	91,136,569	-	91,136,569

Shares sold pursuant to our distribution reinvestment plan in the follow-on offering:	1,483,642	14,094,599	-	14,094,599

Shares repurchased pursuant to our share repurchase program:	(668,906)	(6,187,377)	-	(6,187,377)

	489,440,865	4,889,371,855	502,963,446	4,386,408,409

(1)

Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.

(2)

Inland Securities Corporation serves as dealer manager of these offerings and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

(3)

Number reflects net proceeds prior to paying organizational and offering expenses other than selling commissions, marketing contributions and due diligence expense allowances.

Experts

The following discussion supplements the discussion contained in the prospectus under the heading “Experts,” which begins on page 273 of the prospectus.

The consolidated financial statements of Apple Hospitality Five, Inc. at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 and Apple Hospitality Five, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, appearing in this prospectus, as supplemented, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Financial Statements

The following financial statements supplement the section entitled “Financial Statements,” which begins on page F-i of the prospectus.

F-i

Inland American Real Estate Trust, Inc.

Pro Forma Consolidated Balance Sheet

June 30, 2007

(unaudited)

The following unaudited Pro Forma Consolidated Balance Sheet is presented as if the acquisitions had occurred on June 30, 2007.

This unaudited Pro Forma Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been at June 30, 2007, nor does it purport to represent our future financial position. Pro forma adjustments have been made for the properties expected to be purchased in the Bradley Portfolio, Wickes Furniture, Washington Park Plaza, Lakeport Commons, Gravois Dillon-Phase III, Inland American Communities, 14th Street - Birmingham, Persis National Portfolio, Penn Park, Streets of Cranberry, Forest Plaza, High Ridge Park I & II, Hilton University of Florida Hotel & Convention Center-Gainesville, Bristol Canyon Apartments, Seven Palms Apartments, Atlas Cold Storage and the Company’s acquisition of Apple Hospitality Five, Inc. and Winston Hotels.  The Company considers the properties expected to be purchased in the Bradley Portfolio, Penn Park, Lakeport Commons, Streets of Cranberry, Forest Plaza, High Ridge Park I & II, Hilton University of Florida Hotel & Convention Center-Gainesville, Atlas Cold Storage and the company acquisition of Apple Hospitality Five, Inc. to be probable under Rules 3-05 and 3-14 of Regulation S-X.

Inland American Real Estate Trust, Inc.

Pro Forma Consolidated Balance Sheet

June 30, 2007

(unaudited)

(Dollar amounts in thousands, except per share amounts)

	Historical	Other Pro Forma	Winston Hotels Historical	Winston Hotels Merger Adjustments		Apple Historical	Apple Adjustments
	(A)	Adjustments	(D)	(E)	Subtotal	(B)	(C)	Pro Forma
Assets
Net investment properties (F) (H) (L) (V) (Z)	$3,503,297	643,183	421,784	269,834	4,838,098	393,469	222,566	5,454,133
Assets held for sale	-	-	6,000	5,000	11,000	-	-	11,000
Cash and cash equivalents (M) (S) (W)	914,231	(177,008)	70,527	(1,968)	805,782	64	(621,516)	184,330
Restricted cash (Z)	12,992	-	-	-	12,992	5,559	(565)	17,986
Restricted escrows (M)	593,949	(3,938)	-	(595,995)	(5,984)	-	-	(5,984)
Investment in marketable securities (O)	323,885	-	-	(12,110)	311,775	-	-	311,775
Investment in unconsolidated joint ventures (R) (U) (Y)	149,620	48,823	3,938	63,230	265,611	-	-	265,611
Accounts and rents receivable, net	28,030	-	2,258	-	30,288	7,017	-	37,305
Notes receivable (K) (U)	239,915	769	15,966	-	256,650	-	-	256,650
Due from related parties	-	-	-	-	-	-	-	-
Acquired in-place lease intangibles and customer relationship value (net of accumulated amortization)(F) (H)	301,024	45,425	-	-	346,449	-	-	346,449
Acquired above market lease intangibles (net of accumulated amortization) (F) (H)	11,807	-	-	-	11,807	-	-	11,807
Loan fees, leasing fees and loan fee deposits (net of accumulated amortization) (AA)	20,702	(1,509)	-	-	19,193	-	-	19,193
Other assets (J) (P)	11,647	(1,674)	34,579	(5,296)	39,256	435	-	39,691

Total assets	$6,111,099	554,071	555,052	(277,305)	6,942,917	406,544	(399,515)	6,949,946
Liabilities and Stockholders’ Equity
Mortgages and notes payable (F) (U)	1,759,325	226,922	235,721	-	2,221,968	4,715	-	2,226,683
Accounts payable (Z)	4,208	-	26,637	-	30,845	2,329	(15)	33,159
Accrued offering costs	3,789	-	-	-	3,789	-	-	3,789
Accrued interest payable	945	-	-	-	945	-	-	945
Tenant improvement payable	2,481	-	-	-	2,481	-	-	2,481
Accrued real estate taxes	17,019	-	-	-	17,019	-	-	17,019
Distributions payable (T)	21,881	-	1,840	(1,840)	21,881	-	-	21,881
Security deposits	2,905	-	-	-	2,905	-	-	2,905
Prepaid rental income and recovery income and other liabilities	21,015	-	-	-	21,015	-	-	21015
Acquired below market lease intangibles (net of accumulated amortization) (F) (H)	39,161	-	-	-	39,161	-	-	39,161
Restricted cash liability	12,992	-	-	-	12,992	-	-	12,992
Other financings (Q)	55,081	4,566	-	-	59,647	-	-	59,647
Due to related parties	2,789	-	-	-	2,789	-	-	2,789
Deferred income tax	1,506	-	-	-	1,506	-	-	1,506

Total liabilities	1,945,097	231,488	264,198	(1,840)	2,438,943	7,044	(15)	2,445,972

Inland American Real Estate Trust, Inc.

Pro Forma Consolidated Balance Sheet

June 30, 2007

(unaudited)

(Dollar amounts in thousands, except per share amounts)

	Historical	Other Pro Forma	Winston Hotels Historical	Winston Hotels Merger Adjustments		Apple Historical	Apple Adjustments
	(A)	Adjustments	(D)	(E)	Subtotal	(B)	(C)	Pro Forma

Minority interests	287,338	-	16,207	-	303,545	-	-	303,545
Preferred stock (N) (X)	-	-	37	(37)	-	32,006	(32,006)	-
Common stock (G) (N)	444	35	294	(294)	479	-	-	479
Additional paid-in capital (net of offering costs for pro forma) (G) (N) (X)	3,970,440	322,548	352,713	(352,713)	4,292,988	443,666	(443,666)	4,292,988
Accumulated distributions in excess of net income (I) (N) (X)	(95,331)	-	(78,397)	78,397	(95,331)	(76,172)	76,172	(95,331)
Accumulated other comprehensive income (O)	3,111	-	-	(818)	2,293	-	-	2,293
Total stockholders’ equity	3,878,664	322,583	274,647	(275,465)	4,200,429	399,500	(399,500)	4,200,429
Total liabilities and stockholders’ equity	$6,111,099	554,071	555,052	(277,305)	6,942,917	406,544	(399,515)	6,949,946

See accompanying notes to pro forma consolidated balance sheet.

Inland American Real Estate Trust, Inc.

Notes to Pro Forma Consolidated Balance Sheet

June 30, 2007

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(A)

The historical column represents the Company’s Consolidated Balance Sheet as of June 30, 2007 as filed with the Securities Exchange Commission on Form 10-Q.

(B)

The Apple Historical column represents Apple Hospitality Five, Inc.'s Consolidated Balance Sheet as of June 30, 2007 as filed with the Securities Exchange Commission on Form 10-Q.

(C)

Represents adjustments to record the merger of Apple Hospitality Five, Inc.

(D)

The Winston Hotels Historical column represents Winston Hotels Consolidated Balance Sheet as of June 30, 2007.

(E)

Represents adjustments to record the merger of Winston Hotels.

(F)

The pro forma adjustments reflect the acquisition or anticipated acquisition of the following properties by the Company and its consolidated joint ventures. The Company is obligated under earnout agreements to pay for certain tenant space in its existing properties after the tenant moves into its space and begins paying rent. The mortgages payable represent mortgages obtained from a third party.  No pro forma adjustment has been made for prorations or other closing costs as the amounts are not significant.

	Acquisition	Mortgage
	Price	Payable
Purchases
Bradley Portfolio	$91,961	$74,013
Wickes Furniture	10,486	5,767
Washington Park Plaza	43,500	30,600
Persis National Portfolio	37,474	-
Penn Park	40,000	31,000
Lakeport Commons	55,834	-
Inland American Communities	40,800	-
14th Street - Birmingham	30,000	-
Street of Cranberry	35,400	-
Gravois Dillon-Phase III	2,283	-
Forest Plaza	18,600	-
High Ridge Park I & II	12,400	8,700
Hilton University of Florida Hotel & Convention Center-Gainesville	50,000	-
Bristol Canyon Apartments	19,600	-
Atlas Cold Storage	170,670	-
Seven Palms Apartments	29,600
Villages at Kitty Hawk	-	11,550
AT&T - Cleveland	-	29,242
Pavilions at Hartman Heritage	-	23,450
Lord Salisbury Center	-	12,600
Total	$688,608	226,922

Inland American Real Estate Trust, Inc.

Notes to Pro Forma Consolidated Balance Sheet

June 30, 2007

(unaudited)

(Dollar amounts in thousands, except per share amounts)

Allocation of net investments in properties :

Land	$162,662
Building and improvements	480,521
Acquired in-place lease intangibles and customer relationship value	45,425
Acquired above market lease intangibles	-
Acquired below market lease intangibles	-
Total	$688,608

Allocations are preliminary and subject to change.

(G)

Additional offering proceeds of $365,263, net of additional offering costs of $42,680 are reflected as received as of June 30, 2007 based on offering proceeds actually received as of September 15, 2007. Offering costs consist principally of registration costs, printing and selling costs, including commissions.

(H)

Acquired intangibles represent above and below market leases and the difference between the property valued with the existing in-place leases and the property valued as if vacant.  The value of the acquired intangibles values will be amortized over the lease term.  Allocations are preliminary and subject to change.

(I)

No pro forma assumptions have been made for the additional payment of distributions resulting from the additional proceeds raised by the Company.

(J)

Change in Other assets of $(1,674) represents advance purchase deposits applied to the purchase price of properties purchased as described in (F).

(K)

The pro forma adjustments to notes receivable consist of additional funding on existing installment notes from unrelated parties totaling $769.

(L)

The $269,834 adjustment represents the purchase of approximately $421,784 of Winston’s real estate assets plus the difference between the historical cost of Winston’s real estate assets and the estimated fair market value. To the extent the fair value of net assets acquired is less than the purchase price, additional amounts could be allocated to identifiable intangible assets and/or goodwill and amounts are subject to change based on final valuation of the real estate acquired and purchase price allocation.

(M)

The $597,963 adjustment represents the cash paid to Winston for distribution to its shareholders in accordance with the definitive merger agreement including $15.00 per common stock share, $25.38 per share for Series B preferred stock plus accrued dividends and approximately $65,000 in transaction costs, of which approximately $20,000 will be paid to a related party of the Company.

(N)

Elimination of Winston equity accounts consistent with the purchase method of accounting.

(O)

Represents the elimination of Winston common and preferred stock (and the related unrealized gain included in accumulated other comprehensive income) owned by the Company that was redeemed as part of the definitive merger agreement.

(P)

Write off of Winston’s deferred financing and franchise costs which are not assigned any value in the allocation of the merger acquisition cost.

(Q)

IARETI has ownership interests in LLC’s which own the eight shopping centers in the Ahold Portfolio, Stop N Shop Hyde Park, Parkway Centre North and The Market at Hamilton.  These entities are considered VIE’s and IARETI is considered the primary beneficiary, therefore, these entities are consolidated.  Since the outside ownership interests are subject to a put/call arrangement requiring settlement for a fixed amount, the LLC’s are treated as 100% owned subsidiary by IARETI with the amount due the outside owners reflected as a financing and included within other financings.  Interest expense is recorded on the liability in an amount generally equal to the preferred return due to the outside owners as provided in the LLC agreements.

(R)

Adjustment to Investment in unconsolidated joint ventures consists of additional funding to the Lauth Investment Properties, LLC joint venture, the Cobalt Industrial REIT II joint venture, and the D.R. Stephens Institutional Fund, LLC joint venture.

Inland American Real Estate Trust, Inc.

Notes to Pro Forma Consolidated Balance Sheet

June 30, 2007

(unaudited)

(Dollar amounts in thousands, except per share amounts)

(S)

Pro forma cash proceeds of $(177,008) represent the aggregate cash proceeds received from the issuance of equity and mortgage financings through September 15, 2007 less the proforma net acquisition price of investments in real estate and other ventures.

(T)

Represents accrued dividends that will be paid to Winston shareholders in accordance with the definitive merger agreement.

(U)

The valuations of the acquired Winston investment in unconsolidated joint ventures, notes receivable and mortgages and notes payable are assumed to be at fair value for purposes of purchase price allocation.  This allocation is preliminary and subject to change.

(V)

The $222,566 adjustment represents the purchase of approximately $393,469 of Apple’s real estate assets, less real estate assets sold in the amount of $87,500 subsequent to June 30, 2007, plus the difference between the historical cost of Apple’s real estate assets and the estimated fair market value. To the extent the fair value of net assets acquired is less than the purchase price, additional amounts could be allocated to identifiable intangible assets and/or goodwill and amounts are subject to change based on final valuation of the real estate acquired and purchase price allocation.

(W)

Pro forma cash adjustment of $(621,516) represents cash paid to Apple for distribution to its shareholders in accordance with the definitive merger agreement including $14.05 per common stock unit and transaction costs of approximately $30,000.

(X)

Elimination of Apple equity accounts consistent with the purchase method of accounting.

(Y)

The $63,230 adjustment represents joint ventures entered into by Winston subsequent to June 30, 2007.

(Z)

Elimination of net investment properties, restricted escrows and accounts payable for property sold subsequent to June 30, 2007.

(AA)

Change in loan fees, leasing fees and loan fee deposits (net of accumulated amortization) of $(1,509) represents loan fee deposits applied to the mortgage debt financing as described in (F).

Inland American Real Estate Trust, Inc.
Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2007

(unaudited)

The following unaudited Pro Forma Consolidated Statement of Operations is presented to give effect to the acquisition of the properties indicated in Note B of the Notes to the Pro Forma Consolidated Statement of Operations and the company acquisitions of Apple Hospitality Five, Inc. and Winston Hotels as though they occurred on January 1, 2006 or the date significant operations commenced. Pro Forma adjustments have been made for Washington Park Plaza, Worldgate Plaza, Persis National Portfolio, Penn Park, Lakeport Commons, Forest Plaza, High Ridge Park I & II, Hilton University of Florida Hotel & Convention Center-Gainesville, Bristol Canyon Apartments, Seven Palms Apartments, Atlas Cold Storage, the Company’s acquisition of Apple Hospitality Five, Inc. and Winston Hotels, the properties expected to be purchased in the Bradley Portfolio, and for properties purchased during the first and second quarters of 2007.  The Company considers the properties expected to be purchased in the Bradley Portfolio, Lakeport Commons, Streets of Cranberry, Forest Plaza, High Ridge Park I & II, Hilton University of Florida Hotel & Convention Center-Gainesville, Atlas Cold Storage, Penn Park and the company acquisition of Apple Hospitality Five, Inc. as probable under Rules 3-05 and 3-14 of Regulation S-X.  No pro forma adjustments were made for Parkway Centre North Outlot Building B, Wickes Furniture, Lakewood Phase II, Spring Town Center III, Inland American Communities, 14th Street-Birmingham, Streets of Cranberry, Gravois Dillon Phase III and Legacy Crossing as the properties were completed in 2007 and there were no significant operations prior to the Company’s acquisition.

This unaudited Pro Forma Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the six months ended June 30, 2007, nor does it purport to represent our future results of operations.

Inland American Real Estate Trust, Inc.
Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2007 (unaudited)

 (Amounts in thousands, except per share amounts)

				Winston
			Winston	Hotels			Apple
		Pro Forma	Hotels	Merger		Apple	Merger
	Historical	Adjustments	Historical	Adjustments		Historical	Adjustments
	(A)	(B)	(E)	(F)	Subtotal	(C)	(D)	Pro Forma
Rental income (H)	$115,117	50,208	-	-	165,325	-	-	165,325
Tenant recovery income	25,704	8,506	-	-	34,210	-	-	34,210
Other property income	8,940	-	-	-	8,940	-	-	8,940
Hotel operating income (Q)	-	7,600	95,422	-	103,022	68,956	(8,331)	163,647

Total income	149,761	66,314	95,422	-	311,497	68,956	(8,331)	372,122

General and administrative expenses (Q)	7,588	-	17,026	-	24,614	1,372	(50)	25,936
Property operating expenses (K)	24,423	13,969	-	-	38,392	-	-	38,392
Hotel operating expense (Q)	-	5,096	60,285	-	65,381	40,460	(4,852)	100,989
Real estate taxes	15,217	-	-	-	15,217	-	-	15,217
Depreciation and amortization (H) (I) (P)	62,914	22,865	12,372	3,791	101,942	6,811	5,407	114,160
Business manager management fee (G)	4,500	-	-	-	4,500	-	-	4,500

Total expenses	114,642	41,930	89,683	3,791	250,046	48,643	505	299,194

Operating income (loss)	35,119	24,384	5,739	(3,791)	61,451	20,313	(8,836)	72,928

Loss on extinguishment of debt	-	-	(3,882)	-	(3,882)	-	-	(3,882)
Loss on sale of note receivable			(5,322)		(5,322)		-	(5,322)
Interest and dividend income (O)	37,973	-	3,061	-	41,034	-	-	41,034
Other income	459	-	-	-	459	-	-	459
Interest expense (L) (M)	(38,901)	(12,855)	(7,449)	-	(59,205)	(203)	-	(59,408)
Preferred share expense (R)	-	-	-	-	-	(31,982)	31,982	-
Equity in earnings of unconsolidated entities	751	-	1,384	-	2,135	-	-	2,135
Fee income from unconsolidated joint ventures	-	-	127	-	127	-	-	127
Realized gain on securities (N)	5,153	-	-	(248)	4,905	-	-	4,905

Income (loss) before income tax and minority interest	40,554	11,529	(6,342)	(4,039)	41,702	(11,872)	23,146	52,976

Income tax expense	(618)	-	(979)	-	(1,597)	-	-	(1,597)
Minority interest	(4,794)	(49)	(114)	-	(4,957)	-	-	(4,957)

Net income (loss) applicable to common shareholders	$35,142	11,480	(7,435)	(4,039)	35,148	(11,872)	23,146	46,422

Weighted average number of shares of common stock outstanding, basic and diluted (J)	292,778,653							479,026,131

Net income per share, basic and diluted (J)	.12							.09

See accompanying notes to pro forma consolidated statement of operations.

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2007

(unaudited)

(A)

The historical information represents the consolidated historical statement of operations of the Company for the six months ended June 30, 2007 as filed with the Securities Exchange Commission.

(B)

Total pro forma adjustments for acquisitions consummated as of September 15, 2007 are as though the properties were acquired January 1, 2006. No pro forma adjustments were made for Parkway Centre North Outlot B, Wickes Furniture, Lakewood Phase II, Spring Town Center III, Gravois Dillon Phase III, Inland American Communities, 14th Street-Birmingham, Streets of Cranberry and Legacy Crossing as the properties were completed in 2007 and there were no significant operations prior to the Company’s acquisition.

Unaudited combined gross income and direct operating expenses presented from January 1, 2006 through the date of acquisition is based on information provided by the Seller for the following properties:

Bradley Portfolio	Pavilions at Hartman Heritage	Worldgate Plaza
ProLogis Properties	Villages at Kitty Hawk	Shops at Riverstone
Shallotte Commons	Northwest Marketplace	Schneider Electric
Six Pines Properties	Lakeport Commons Shopping Center	Market at Hamilton
The Landings at Clear Lake	Citizens Portfolio	Chesapeake Commons
Gravois Dillon	Washington Park Plaza	Crossroads at Chesapeake
Fields Apartment Homes	AT&T – Cleveland	Waterford Place at Shadow
Middleburg Crossing	Lord Salisbury Center	Creek Ranch Apartments
Penn Park	Persis National Portfolio	High Ridge Park I & II
Bristol Canyon Apartments Atlas Cold Storage	Forest Plaza Seven Palms Apartments	Hilton University of Florida Hotel & Convention Center-Gainesville

(C)

The historical information represents the consolidated historical statement of operations of Apple Hospitality Five, Inc. for the six months ended June 30, 2007 as filed with the Securities Exchange Commission.

(D)

Represents adjustments to record the merger of Apple Hospitality Five, Inc.

(E)

The historical information represents the consolidated historical statement of operations income (loss) from continuing operations of Winston Hotels for the six months ended June 30, 2007.

(F)

Represents adjustments to record the merger of Winston Hotels.

(G)

No pro forma adjustment has been made related to the business manager management fee as it is assumed that a greater fee would not have been paid as a result of the purchase of these additional properties.

(H)

Buildings and improvements will be depreciated on a straight-line basis based upon estimated useful lives of 30 years for building and improvements, 15 years for site improvements and 5 years for furniture, fixtures, and equipment.  That portion of the purchase price that is allocated to above or below lease intangibles will be amortized on a straight-line basis over the life of the related leases as an adjustment to rental income.  Other leasing costs, tenant improvements, in-place lease intangibles and customer relationship values will be amortized on a straight-line basis over the life of the related leases as a component of amortization expense.

(I)

To reflect depreciation expense for Winston acquisition using a 30 year life for building and a five year life for furniture, fixtures, and equipment based upon the preliminary purchase price allocation.  The adjustment is calculated as follows:

Adjusted value of real estate assets	$691,618
Less: Non-depreciable real estate assets	(65,637)
Depreciable real estate assets	$625,981

Depreciation expense for six months	$16,163
Less: Depreciation recorded by Winston	(12,372)
Depreciation expense adjustment	$3,791

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2007

(unaudited)

The allocation of the fair market value of real estate assets between building and improvement and non-depreciable real estate, principally land, is preliminary and based upon estimates.  To the extent the fair value of net assets acquired is less than the purchase price, additional amounts could be allocated to identifiable intangible assets and/or goodwill.

(J)

The pro forma weighted average shares of common stock outstanding for the six months ended June 30, 2007 was calculated assuming all shares sold to purchase each of the properties were issued on January 1, 2006.

(K)

Management fees are calculated as 4.5% of gross revenues pursuant to the management agreement and are included in property operating expenses.  For the six months ended June 30, 2007, pro forma property operating expenses included management fees of $2,984.

(L)

IARETI has ownership interests in LLC’s which own the eight shopping centers in the Ahold Portfolio, Stop N Shop Hyde, Parkway Centre North, The Market at Hamilton and Streets of Cranberry.  These entities are considered VIE’s and IARETI is considered the primary beneficiary, therefore, these entities are consolidated.  Since the outside ownership interests are subject to a put/call arrangement requiring settlement for a fixed amount, the LLC’s are treated as 100% owned subsidiary by IARETI with the amount due the outside owners reflected as a financing and included within other financings.  Interest expense is recorded on the liability in an amount generally equal to the preferred return due to the outside owners as provided in the LLC agreements.  For the six months ended June 30, 2007, the pro forma interest expense included other financing interest expense of $4.

(M)

The pro forma adjustments relating to interest expense were based on the following debt terms:

	Principal	Interest	Maturity
	Balance	Rate	Date
Bradley Portfolio (1)	34,479	5.9480%	07/01/2017
Bradley Portfolio (2)	10,500	5.6600%	11/01/2025
Bradley Portfolio (3)	39,534	5.5400%	01/01/2013
ProLogis Properties	32,450	5.5200%	06/01/2017
Shallotte Commons	6,078	5.7650%	06/01/2012
Washington Park Plaza	30,600	5.9200%	05/11/2016
Chesapeake Commons	8,900	5.3810%	06/01/2012
Crossroads at Chesapeake	11,200	5.4050%	06/01/2012
Fields Apartment Homes	18,700	5.3229%	06/01/2017
Schneider Electric	11,000	5.7610%	06/01/2012
Six Pines Properties	158,500	5.4100%	06/01/2017
Market at Hamilton	7,893	5.7700%	06/01/2012
Gravois Dillon	12,630	5.4950%	07/01/2017
Worldgate Plaza	59,950	5.5240%	07/01/2017
C&S Portfolio	82,500	5.4809%	04/01/2037
State Street Plaza	10,450	5.6230%	03/11/2012
Northwest Plaza	19,965	5.5570%	07/01/2017
Pavilions at Hartman Heritage	23,450	5.5950%	07/01/2017
Waterford Place at Shadow Creek Ranch Apartments	16,500	5.5100%	07/11/2017
Penn Park	31,000	5.8800%	01/02/2017
Forest Plaza	8,700	5.6200%	05/01/2015
Villages of Kitty Hawk	11,550	5.6860%	09/01/2017
AT&T - Cleveland	29,242	6.1300%	08/11/2037
Lord Salisbury Center	12,600	5.4460%	09/01/2017

(N)

Represents the elimination of realized gain on Winston common stock sold by the Company.

(O)

No pro forma adjustment has been made to interest income for the notes receivable additions.

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2007
(unaudited)

(P)

To reflect depreciation expense for Apple acquisition using a 30 year life for building and a five year life for furniture, fixtures, and equipment based upon the preliminary purchase price allocation.  The adjustment is calculated as follows:

Adjusted value of real estate assets	$616,035
Less: Non-depreciable real estate assets	(92,405)
Depreciable real estate assets	$523,630

Depreciation expense for six months	$12,218
Less: Depreciation recorded by Apple	(6,811)
Depreciation expense adjustment	$5,407

The allocation of the fair market value of real estate assets between building and improvement and non-depreciable real estate, principally land, is preliminary and based upon estimates.  To the extent the fair value of net assets acquired is less than the purchase price, additional amounts could be allocated to identifiable intangible assets and/or goodwill.

(Q)

Pro forma adjustments represent operations, distributed proceeds from the sale and reduction in Apple’s advisory fee for the property sold subsequent to June 30, 2007.

(R)

The adjustment of $31,982 represents the elimination of the Series B preferred share expense.  The Series B preferred shareholders were paid off prior to the Company’s acquisition.

Inland American Real Estate Trust, Inc.
Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006
(unaudited)

The following unaudited Pro Forma Consolidated Statement of Operations is presented to give effect to the acquisition of the properties indicated in Note B of the Notes to the Pro Forma Consolidated Statement of Operations and the Company acquisition of Apple Hospitality Five, Inc. and Winston Hotels as though they occurred on January 1, 2006 or the date significant operations commenced. Pro Forma adjustments have been made for the Bradley Portfolio, Washington Park Plaza, Forest Plaza, High Ridge Park I & II, Hilton University of Florida Hotel & Convention Center-Gainesville, Persis National Portfolio, Penn Park, Lakeport Commons, Bristol Canyon Apartments, Seven Palms Apartments, Atlas Cold Storage, the Company’s acquisition of Apple Hospitality Five, Inc. and Winston Hotels and for properties purchased during 2006 and the first and second quarter of 2007.  The Company considers the properties expected to be purchased in the Bradley Portfolio, Lakeport Commons Shopping Center, High Ridge Park I & II, Forest Plaza, Penn Park, Atlas Cold Storage and the company acquisition of Apple Hospitality Five, Inc. as probable under Rules 3-05 and 3-14 of Regulation S-X.  No pro forma adjustments were made for Brooks Corner, The Plaza at Eagle’s Landing, Parkway Centre North I, Parkway Centre North – Outlot Building B, The Shops at Sherman Plaza, New Forest Crossing II, Wickes Furniture, Spring Town Center III, Legacy Crossing, Gravois Dillon-Phase III, Inland American Communities, 14th Street-Birmingham, Streets of Cranberry, or Lakewood Phase II as the properties were completed in 2006 or 2007 and there were no significant operations prior to the Company’s acquisition.

This unaudited Pro Forma Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the year ended December 31, 2006, nor does it purport to represent our future results of operations.

 Inland American Real Estate Trust, Inc.
Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006 (unaudited)
(Amounts in thousands, except per share amounts)

					Winston
				Winston	Hotels			Apple
		Pro Forma	Pro Forma	Hotels	Merger		Apple	Merger
	Historical	Adjustments	Adjustments	Historical	Adjustments		Historical	Adjustments
	(A)	(B)	(C)	(F)	(G)	Subtotal	(D)	(E)	Pro Forma
Rental income (I)	$98,419	49,251	155,392	-	-	303,062	-	-	303,062
Tenant recovery income	21,547	12,397	31,177	-	-	65,121	-	-	65,121
Other property income	3,236	-	-	-	-	3,236	-	-	3,236
Hotel operating income (Q)	-	-	15,048	165,883	-	180,931	125,369	(14,830)	291,470

Total income	123,202	61,648	201,617	165,883	-	552,350	125,369	(14,830)	662,889

General and administrative expenses (Q)	7,613	-	-	11,343	-	18,956	3,274	(200)	22,030
Business manager management fee (H)	2,400	-	-	-	-	2,400	-	-	2,400
Property operating expenses (L)	20,951	19,834	42,396	-	-	83,181	-	-	83,181
Hotel operating expenses (Q)	-	-	10,090	99,206	-	109,296	75,607	(10,938)	173,965
Real estate taxes	11,840		-	7,016	-	18,856	-	-	18,856
Depreciation and amortization (I) (J) (P)	49,681	25,682	75,684	22,056	10,270	183,373	12,856	11,580	207,809

Total expenses	92,485	45,516	128,170	139,621	10,270	416,062	91,737	442	508,241

Operating income (loss)	30,717	16,132	73,447	26,262	(10,270)	136,288	33,632	(15,272)	154,648

Loss on extinguishment of debt	-	-	-	(3,961)	-	(3,961)	-	-	(3,961)
Interest, dividend and other income (O)	23,289	-	-	8,694	-	31,983	185	-	32,168
Other expense	(28)	-	-	-	-	(28)	241	-	213
Interest expense (M) (N)	(31,553)	(16,909)	(52,282)	(17,553)	-	(118,297)	(292)	-	(118,589)
Equity in earnings of unconsolidated entities	13	-	-	86	-	99	-	-	99
Fee income from unconsolidated joint ventures	-	-		227	-	227	-	-	227
Realized gain on securities	4,096	-	-	-	-	4,096	-	-	4,096

Net income (loss) before income taxes and minority interest	26,534	(777)	21,165	13,755	(10,270)	50,407	33,766	(15,272)	68,901

Income tax expense	(1,393)	-	-	(1,890)	-	(3,283)	-	-	(3,283)
Minority interest	(24,010)	-	(1,326)	(733)	-	(26,069)	-	-	(26,069)

Net income (loss) applicable to common shareholders	$1,131	(777)	19,839	11,132	(10,270)	21,055	33,766	(15,272)	39,549

Weighted average number of shares of common stock outstanding, basic and diluted (K)	68,374,630								479,026,131

Net income per share, basic and diluted (K)	.02								.08

See accompanying notes to pro forma consolidated statement of operations.

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006
(unaudited)

(A)

The historical information represents the consolidated historical statement of operations of the Company for the year ended December 31, 2006 as filed with the Securities Exchange Commission.

(B)

Total pro forma adjustments for expected acquisitions and acquisitions consummated as of September 15, 2007 by the Company and its consolidated joint ventures are as though the properties were acquired January 1, 2006.

Audited combined gross income and direct operating expenses as prepared in accordance with Rule 3-14 of Regulation S-X for the following properties:

Shops at Riverstone	Pavilions at Hartman Heritage
Six Pines Properties	ProLogis Properties
Worldgate Plaza	Waterford Place at Shadow Creek Ranch
Lakeport Commons	Fields Apartment Homes
Persis National Portfolio	Penn Park

(C)

Total pro forma adjustments for acquisitions consummated as of September 15, 2007 are as though the properties were acquired January 1, 2006. No pro forma adjustments were made for Brooks Corner, The Plaza at Eagle’s Landing, Parkway Centre North I, Parkway Centre North – Outlot Building B, The Shops at Sherman Plaza, New Forest Crossing II, Wickes – Lake Zurich, Spring Town Center III, Lakewood Phase II, Gravois Dillon-Phase III, Inland American Communities, Streets of Cranberry, 14th Street-Birmingham or Legacy Crossing as the properties were completed in 2006 and 2007 and there were no significant operations prior to the Company’s acquisition.

Unaudited combined gross income and direct operating expenses presented from January 1, 2006 through December 31, 2006 is based on information provided by the Seller for the following properties:

Southgate Apartments	The Market at Hilliard	Washington Mutual
Canfield Plaza	Dulles Executive Plaza	Hyde Park Stop N Shop
Shakopee Shopping Center	IDS Center	Lakewood Mall
Ahold Portfolio	Bradley Portfolio	New Quest Portfolio
Lincoln Mall	Lincoln Village	(properties purchased in 2006)
Monadnock Marketplace	Chesapeake Commons	Buckhorn Plaza
Thermo Process Systems	Crossroads at Chesapeake Commons	AT&T – St. Louis
Fabyan Randall	Market at Hamilton	Schneider Electric
State Street Market	The Landings at Clear Lake	C & S Portfolio
Shallotte Commons	AT&T – Cleveland	Citizens Portfolio
Northwest Plaza	Villages of Kitty Hawk	Washington Park Plaza
Gravois Dillon	Middleburg Crossing	Lord Salisbury Center
Forest Plaza	High Ridge Park I & II	Bristol Canyon Apartments
Hilton University of Florida Hotel and Convention Center-Gainesville	Atlas Cold Storage	Seven Palms Apartments

(D)

The historical information represents the consolidated historical statement of operations of Apple Hospitality Five, Inc. for the year ended December 31, 2006 as filed with the Securities Exchange Commission.

(E)

Represents adjustments to record the merger of Apple Hospitality Five, Inc.

(F)

The historical information represents Winston Hotel’s consolidated historical statement of operations for the year ended December 31, 2006 as filed with the Securities Exchange Commission.

(G)

Represents adjustments to record the merger of Winston Hotels.

(H)

No pro forma adjustment has been made related to the business manager management fee as it is assumed that a greater fee would not have been paid as a result of the purchase of these additional properties.

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006
(unaudited)

(I)

Buildings and improvements will be depreciated on a straight-line basis based upon estimated useful lives of 30 years for building and improvements, 15 years for site improvements and 5 years for furniture, fixtures and equipment.  That portion of the purchase price that is allocated to above or below lease intangibles will be amortized on a straight-line basis over the life of the related leases as an adjustment to rental income.  Other leasing costs, tenant improvements, in-place lease intangibles and customer relationship values will be amortized on a straight-line basis over the life of the related leases as a component of amortization expense.

(J)

To reflect depreciation expense for Winston acquisition using a 30 year life for building and a five year life for furniture, fixtures, and equipment based upon the preliminary purchase price allocation.  The adjustment is calculated as follows:

Adjusted value of real estate assets	$691,618
Less: Non-depreciable real estate assets	(65,637)
Depreciable real estate assets	$625,981

Depreciation expense for twelve months	$32,326
Less: Depreciation recorded by Winston	(22,056)
Depreciation expense adjustment	$10,270

The allocation of the fair market value of real estate assets between building and improvement and non-depreciable real estate, principally land, is preliminary and based upon estimates.  To the extent the fair value of net assets acquired is less than the purchase price, additional amounts could be allocated to identifiable intangible assets and/or goodwill.

(K)

The pro forma weighted average shares of common stock outstanding for the year ended December 31, 2006 was calculated assuming all shares sold to purchase each of the properties were issued on January 1, 2006.

(L)

Management fees are calculated as 4.5% of gross revenues pursuant to the management agreement and are included in property operating expenses.  For the twelve months ended December 31, 2006, pro forma property operating expenses included management fees of $11,827.

(M)

IARETI has ownership interests in LLC’s which own or will own in the future the eight shopping centers in the Ahold Portfolio and Stop N Shop Hyde Park, The Market at Hamilton and Streets of Cranberry.  These entities are considered VIE’s and IARETI is considered the primary beneficiary, therefore, these entities are consolidated.  Since the outside ownership interests are subject to a put/call arrangement requiring settlement for a fixed amount, the LLC’s are treated as 100% owned subsidiary by IARETI with the amount due the outside owners reflected as a financing and included within other financings.  Interest expense is recorded on the liability in an amount generally equal to the preferred return due to the outside owners as provided in the LLC agreements.  For the twelve months ended December 31, 2006, the interest expense included other financing interest expense of $1,069.

(N)

The pro forma adjustments relating to interest expense were based on the following debt terms:

	Principal	Interest	Maturity
	Balance	Rate	Date
Sherman Town Center	38,449	4.9500%	07/01/2014
Spring Town Center	7,629	4.8700%	01/01/2015
Eldridge Lakes Town Center	7,504	4.8800%	12/01/2014
CyFair Town Center	5,673	4.8300%	12/01/2014
Hyde Park Stop N Shop	8,100	5.2450%	02/01/2013
Lakewood Shopping Center	11,715	6.0100%	04/01/2024
Monadnock Marketplace	26,785	4.8800%	03/01/2013
Thermo Process Facility	8,201	5.2400%	03/11/2031
Southgate Apartments	10,725	5.4130%	05/01/2016
Shakopee Center	8,800	5.3000%	07/01/2011

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006
(unaudited)

Ahold Portfolio 1	41,456	5.1400%	08/11/2011
Ahold Portfolio 2	35,497	5.1700%	08/01/2013
Canfield Plaza	7,575	5.2200%	09/01/2013
Fabyan Randall	13,400	5.3750%	11/01/2013
Dulles Executive Plaza	68,750	5.8510%	09/01/2016
IDS	161,000	5.0000%	01/10/2010
Bradley Portfolio (1)	227,430	6.1130%	11/01/2016
Bradley Portfolio (2)	10,500	5.6627%	11/01/2025
Bradley Portfolio (3)	39,534	5.5400%	01/01/2013
Lincoln Mall	33,835	5.0000%	09/01/2013
Buckhorn Plaza	9,025	5.9930%	12/01/2016
The Market at Hilliard	11,220	5.9630%	12/01/2016
State Street Market	10,450	5.6230%	03/11/2012
ProLogis Properties	32,450	5.5200%	06/01/2017
Shallotte Commons	6,078	5.7650%	06/01/2012
Washington Park Plaza	30,600	5.9200%	05/11/2016
Chesapeake Commons	8,900	5.3810%	06/01/2012
Crossroads at Chesapeake	11,200	5.4050%	06/01/2012
Fields Apartment Homes	18,700	5.3229%	06/01/2017
Schneider Electric	11,000	5.7610%	06/01/2012
Six Pines Properties	158,500	5.4100%	06/01/2017
Market at Hamilton	7,893	5.7700%	06/01/2012
Lakeview Technology Center	14,470	4.9000%	02/11/2011
Bridgeside Point	17,325	5.2000%	02/11/2031
Triangle Center	23,600	4.8300%	03/01/2011
Lincoln Village	22,035	5.3210%	12/01/2016
Washington Mutual	20,115	5.9430%	12/01/2016
AT&T-St. Louis	112,695	5.3430%	01/01/2037
C&S Portfolio	82,500	5.4800%	04/01/2037
Gravois Dillon	12,630	5.4950%	07/01/2017
Worldgate Plaza	59,950	5.2700%	07/01/2017
Northwest Marketplace	19,965	5.5570%	07/01/2017
Pavilions at Hartman Heritage	23,450	5.5950%	07/01/2017
Waterford Place at Shadow Creek Ranch Apartments	16,500	5.5100%	07/11/2017
Penn Park	31,000	5.8800%	01/05/2007
Forest Plaza	8,700	5.6200%	05/01/2015
Villages of Kitty Hawk	11,550	5.6860%	09/01/2017
AT&T - Cleveland	29,242	6.1300%	08/11/2037
Lord Salisbury Center	12,600	5.4460%	09/01/2017

(O)

 No pro forma adjustment has been made to interest income for the notes receivable additions.

Inland American Real Estate Trust, Inc.
Notes to Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006
(unaudited)

(P)

To reflect depreciation expense for Apple acquisition using a 30 year life for building and a five year life for furniture, fixtures, and equipment based upon the preliminary purchase price allocation.  The adjustment is calculated as follows:

Adjusted value of real estate assets	$616,035
Less: Non-depreciable real estate assets	(92,405)
Depreciable real estate assets	$523,630

Depreciation expense for twelve months	$24,436
Less: Depreciation recorded by Apple	(12,856)
Depreciation expense adjustment	$11,580

The allocation of the fair market value of real estate assets between building and improvement and non-depreciable real estate, principally land, is preliminary and based upon estimates.  To the extent the fair value of net assets acquired is less than the purchase price, additional amounts could be allocated to identifiable intangible assets and/or goodwill.

(Q)

Pro forma adjustments represent operations and the reduction in Apple’s advisory fee for the property sold subsequent to

June 30, 2007.

Report of Management

on Internal Control over Financial Reporting

March 7, 2007

To the Shareholders

Apple Hospitality Five, Inc.

Management of Apple Hospitality Five, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting and for the assessment of the effectiveness of internal control over financial reporting. As defined by the Securities and Exchange Commission, internal control over financial reporting is a process designed by, or under the supervision of the Company’s principal executive and principal financial officers and effected by the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles.

The Company’s internal control over financial reporting is supported by written policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the Company’s transactions and dispositions of the Company’s assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements in accordance with generally accepted accounting principles, and the receipts and expenditures of the Company are being made only in accordance with authorizations of the Company’s management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In connection with the preparation of the Company’s annual consolidated financial statements, management has undertaken an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO Framework). Management’s assessment included an evaluation of the design of the Company’s internal control over financial reporting and testing of the operational effectiveness of those controls.

Based on this assessment, management has concluded that as of December 31, 2006, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Ernst & Young LLP, the independent registered public accounting firm that audited the Company’s consolidated financial statements included in this report, has issued an attestation report on management’s assessment of internal control over financial reporting, a copy of which appears on the next page of this annual report.

/s/ GLADE M. KNIGHT	/s/ BRYAN PEERY
Glade M. Knight Chairman and Chief Executive Officer	Bryan Peery Chief Financial Officer (Principal Accounting Officer)

Report of Independent Registered Public Accounting Firm

on Internal Control over Financial Reporting

The Board of Directors and Shareholders

Apple Hospitality Five, Inc.

We have audited management’s assessment, included in the accompanying “Report of Management on Internal Control over Financial Reporting”, that Apple Hospitality Five, Inc. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Apple Hospitality Five, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Apple Hospitality Five, Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Apple Hospitality Five, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Apple Hospitality Five, Inc., as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years ended December 31, 2006 and our report dated March 7, 2007, expressed an unqualified opinion thereon.

/s/    Ernst & Young LLP

Richmond, Virginia

March 7, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Apple Hospitality Five, Inc.

We have audited the accompanying consolidated balance sheets of Apple Hospitality Five, Inc. (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index of Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apple Hospitality Five, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Apple Hospitality Five, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 7, 2007 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

Richmond, Virginia

March 7, 2007

Apple Hospitality Five, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2006	December 31, 2005
ASSETS
Investment in hotels, net of accumulated depreciation of $36,688 and $23,934, respectively	$ 398,461	$ 401,732
Cash and cash equivalents	747	1,082
Restricted cash-furniture, fixtures and other escrows	4,423	4,277
Due from third party managers, net	4,021	3,157
Other assets, net	156	3,199

TOTAL ASSETS	$ 407,808	$ 413,447

LIABILITIES
Notes payable-secured	$ 4,497	$ 4,575
Accounts payable and accrued expenses	3,295	1,986

TOTAL LIABILITIES	7,792	6,561
SHAREHOLDERS’ EQUITY
Preferred stock, authorized 15,000,000 shares; none issued and outstanding	—	—
Series A preferred stock, no par value, authorized 200,000,000 shares; outstanding 45,202,535 and 45,226,571 shares, respectively	—	—
Series B convertible preferred stock, no par value, authorized 240,000 shares; issued and outstanding 240,000 shares	24	24
Common stock, no par value, authorized 200,000,000 shares; outstanding 45,202,535 and 45,226,571 shares, respectively	443,553	443,722
Distributions greater than net income	(43,561)	(36,860)

TOTAL SHAREHOLDERS’ EQUITY	400,016	406,886

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 407,808	$ 413,447

See notes to consolidated financial statements.

Apple Hospitality Five, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Revenues:
Suite revenue	$ 117,470	$ 102,329	$ 83,588
Other revenue	7,899	7,084	6,672

Total revenue	125,369	109,413	90,260

Expenses:
Operating expense	29,322	27,797	23,533
Hotel administrative expense	10,464	9,575	7,884
Sales and marketing	8,570	7,434	6,263
Utilities	5,441	5,051	3,942
Repair & maintenance	5,515	5,081	4,268
Franchise fees	2,616	1,835	1,325
Management fees	5,579	4,657	3,711
Taxes, insurance and other	8,100	6,970	6,095
General and administrative	3,274	2,807	2,086
Depreciation expense	12,856	11,187	9,452

Total expenses	91,737	82,394	68,559

Operating income	33,632	27,019	21,701
Other	241	—	—
Interest income	185	524	825
Interest expense	(292)	(397)	(404)

Net income	$ 33,766	$ 27,146	$ 22,122

Basic and diluted income per common share	$ 0.75	$ 0.60	$ 0.50

Weighted average shares outstanding—basic and diluted	45,100	45,198	44,524
Distributions declared per common share	$ 0.90	$ 0.88	$ 0.88

See notes to consolidated financial statements.

Apple Hospitality Five, Inc.

Consolidated Statements of Shareholders’ Equity

(in thousands)

	Common Stock		Class B Convertible Stock		Distributions Greater than Net income	Total Shareholders’ Equity
	Number of Shares	Amount	Number of Shares	Amount
Balance at January 1, 2004	36,300	$ 355,989	240	$ 24	$ (7,419)	$ 348,594

Net proceeds from the sale of common shares	9,372	92,514	—	—	—	92,514
Common shares issued through reinvestment of distributions	523	5,755				5,755
Common shares redeemed	(775)	(8,433)	—	—	—	(8,433)
Net income	—	—	—	—	22,122	22,122
Cash distributions declared to shareholders ($.88 per share)	—	—	—	—	(38,928)	(38,928)

Balance at December 31, 2004	45,420	445,825	240	24	(24,225)	421,624

Common shares issued through reinvestment of distributions	1,060	11,645	—	—	—	11,645
Common shares redeemed	(1,253)	(13,748)	—	—	—	(13,748)
Net income	—	—	—	—	27,146	27,146
Cash distributions declared to shareholders ($.88 per share)	—	—	—	—	(39,781)	(39,781)

Balance at December 31, 2005	45,227	443,722	240	24	(36,860)	406,886

Common shares issued through reinvestment of distributions	1,147	12,614	—	—	—	12,614
Common shares redeemed	(1,171)	(12,840)	—	—	—	(12,840)
Stock options granted	—	57	—	—	—	57
Net income	—	—	—	—	33,766	33,766
Cash distributions declared to shareholders ($.90 per share)	—	—	—	—	(40,467)	(40,467)

Balance at December 31, 2006	45,203	$ 443,553	240	$ 24	$ (43,561)	$ 400,016

See notes to consolidated financial statements.

Apple Hospitality Five, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Cash flow provided by operating activities:
Net income	$ 33,766	$ 27,146	$ 22,122
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	12,856	11,187	9,452
Stock option expense	57	—	—
Other non-operating income	(241)	—	—
Changes in operating assets and liabilities, net of amounts acquired/assumed:
Due from third party manager	(864)	(393)	(747)
Debt service and other escrows	47	15	37
Other assets	79	(432)	(110)
Accrued expenses	1,308	981	201

Net cash provided by operating activities	47,008	38,504	30,955

Cash flow used in investing activities:
Cash paid in acquisition of hotels	—	(28,983)	(65,175)
Proceeds from sale of airplane	2,852	—	—
Decrease in cash paid for future acquisitions	—	846	322
Capital improvements	(9,231)	(6,542)	(1,043)
Net decrease (increase) in cash restricted for property improvements	(193)	582	(1,097)

Net cash used in investing activities	(6,572)	(34,097)	(66,993)
Cash flow from (used in) financing activities
Net proceeds from issuance of common stock	12,614	11,645	98,269
Redemptions of common stock	(12,840)	(13,748)	(8,433)
Repayment of secured notes payable	(78)	(71)	(60)
Cash distributions paid to shareholders	(40,467)	(39,781)	(38,928)

Net cash provided by (used in) financing activities	(40,771)	(41,955)	50,848
Increase (decrease) in cash and cash equivalents	(335)	(37,548)	14,810

Cash and cash equivalents, beginning of period	1,082	38,630	23,820

Cash and cash equivalents, end of period	$ 747	$ 1,082	$ 38,630

Supplemental information:
Interest paid	$ 577	$ 397	$ 370

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1

General Information and Summary of Significant Accounting Policies

Organization

Apple Hospitality Five, Inc. (the “Company”) is a Virginia corporation, formed on September 20, 2002, with the first investor closing under its best-efforts offering commencing on January 3, 2003. The offering concluded on March 18, 2004. The accompanying consolidated financial statements include the accounts of the Company along with its subsidiaries. All significant intercompany transactions and balances have been eliminated.

The Company owns 28 hotels and is operated as and has annually elected to be taxed as a real estate investment trust (“REIT”). The REIT Modernization Act, effective January 1, 2001, permits a REIT to establish taxable businesses to conduct certain previously disallowed business activities. The Company has formed wholly-owned taxable REIT subsidiaries, and has leased all of its hotels to these subsidiaries (collectively, the “Lessee”).

Cash and Cash Equivalents

Cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximate their carrying value. Cash equivalents are placed with high credit quality institutions and the balances may at times exceed federal depository insurance limits.

Investment in Hotels and Related Depreciation

The hotels are stated at cost, net of depreciation, and include real estate brokerage commissions paid to Apple Suites Realty Group, Inc. (“ASRG”) (a related party owned by Glade M. Knight, Chairman of the Company). Repair and maintenance costs are expensed as incurred while significant improvements, renovations, and replacements are capitalized. Depreciation is computed using the straight-line method over estimated useful lives of the assets, which are 39 years for buildings, 10 years for major improvements and three to seven years for furniture and equipment.

The Company considers expenditures to be capital in nature based on the following criteria: (1) for a single asset, the cost must be at least $500, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (2) for group purchases of 10 or more identical assets, the unit cost for each asset must be at least $50, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; and (3) for major repairs to buildings, the repair must be at least $2,500 and the useful life of the asset must be substantially extended.

The Company records impairment losses on hotel properties used in operations if indicators of impairment are present, and the undiscounted cash flows estimated to be generated by the respective properties are less than their carrying amount. Impairment losses are measured as the difference between the asset’s fair value less cost to sell, and its carrying value. No impairment losses have been recorded to date.

Revenue Recognition

Revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Comprehensive Income

The Company recorded no comprehensive income for the years ended December 31, 2006, 2005 and 2004 other than net income.

Notes to Consolidated Financial Statements—(Continued)

Earnings Per Common Share

Basic earnings per common share is computed based upon the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. There were no potential common shares with a dilutive effect at December 31, 2006, 2005 and 2004; therefore, basic and diluted earnings per share were equal for the periods presented. Series B convertible preferred shares are not included in earnings per common share calculations until such time the Series B convertible preferred shares are converted to common shares (see Note 4).

Federal Income Taxes

As a REIT, the Company receives a deduction for its distributions to shareholders and is required to distribute 90% of its earnings and profits. Earnings and profits will differ from income reported for financial reporting purposes primarily due to the differences for federal income tax purposes in the estimated useful lives used to compute depreciation. The Company’s distributions are taxable to its shareholders to the extent the distribution is characterized as ordinary income. The characterization of 2006 distributions of $0.90 per share for tax purposes was 95% ordinary income and 5% return of capital and 2005 distributions of $0.88 per share for tax purposes was 71% ordinary income and 29% return of capital (unaudited).

The Lessee, as a taxable REIT subsidiary of the Company, is subject to federal and state income taxes. The taxable REIT subsidiary incurred a financial reporting and taxable loss for the years ended December 31, 2006, 2005 and 2004 and therefore did not have any federal tax expense. No operating loss benefit has been recorded in the consolidated balance sheet since realization is uncertain. The total net operating loss carry-forward for federal income tax purposes was approximately $8.9 million at December 31, 2006 and $6.9 million at December 31, 2005. The net operating losses expire beginning in 2023. There are no material differences between the book and tax basis of the Company’s assets.

Sales and Marketing Costs

Sales and marketing costs are expensed when incurred. These costs represent the expense for franchise advertising and reservation systems under the terms of the hotel management agreements and general and administrative expenses that are directly attributable to advertising and promotion.

Stock Incentive Plans

Effective January 1, 2006, the Company adopted Financial Accounting Standards Board (“FASB”) Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation and elected the modified prospective transition method. Accordingly, no prior year amounts have been restated. Statement 123 (R) supersedes APB Opinion No. 25 Accounting for Stock Issued to Employees, (elected by the Company prior to 2006), and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123 (R) is similar to the approach described in Statement 123. However, Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. During 2006 approximately 60,000 directors’ stock options were issued and share based expense of approximately $57,000 was recorded.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Notes to Consolidated Financial Statements—(Continued)

Summary of Significant Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This interpretation requires that income tax positions recognized in an entity’s tax returns have a more-likely-than-not chance of being sustained prior to recording the related tax benefit in the financial statements. Tax benefits would be derecognized if information became available which indicated that it was more-likely-than-not that the position would not be sustained. The Company will adopt this interpretation in the first quarter of 2007. The Company is currently evaluating the impact, if any, of this interpretation.

Note 2

Investments in Hotels

At December 31, 2006, the Company owned 28 hotels which were acquired during 2005, 2004 and 2003. Twenty-two of the hotels are Marriott brands of which 11 are Residence Inn by Marriott, nine of the hotels are Courtyard by Marriott, one hotel is a Marriott Suites and one hotel is a SpringHill Suites. The other six are Hilton brand hotels of which four are Homewood Suites by Hilton and two are Hilton Garden Inns. The hotels are located in fifteen states.

Investment in hotels consisted of the following at December 31 (in thousands):

	2006	2005
Land	$ 76,798	$ 76,798
Building and Improvements	333,737	328,244
Furniture, Fixtures and Equipment	24,614	20,624

	435,149	425,666
Less Accumulated Depreciation	(36,688)	(23,934)

Investments in Hotels, net	$ 398,461	$ 401,732

Notes to Consolidated Financial Statements—(Continued)

Acquisitions

As of December 31, 2006, the Company owned the following 28 hotels:

City	State	Franchise/Brand	Date Acquired	Gross Purchase Price	# of Guestrooms
Tucson	Arizona	Courtyard	October 2003	$ 12,500,000	153
Tucson	Arizona	Residence Inn	December 2004	12,000,000	120
Cypress	California	Residence Inn	May 2003	19,000,000	155
Colorado Springs	Colorado	Homewood Suites	February 2003	12,300,000	127
Danbury	Connecticut	SpringHill Suites	August 2003	11,500,000	106
Tampa	Florida	Hilton Garden Inn	September 2003	12,250,000	95
Baton Rouge	Louisiana	Homewood Suites	February 2003	7,000,000	115
Las Vegas	Nevada	Marriott Suites	October 2003	42,500,000	278
Lebanon	New Jersey	Courtyard	August 2003	15,000,000	125
Cranbury	New Jersey	Residence Inn	May 2003	11,000,000	108
Somerset	New Jersey	Residence Inn	May 2003	13,000,000	108
Albuquerque	New Mexico	Homewood Suites	February 2003	12,900,000	151
Westbury	New York	Hilton Garden Inn	December 2003	19,000,000	140
Hauppauge	New York	Residence Inn	May 2003	18,500,000	100
Solon	Ohio	Homewood Suites	September 2003	10,050,000	86
Nashville	Tennessee	Residence Inn	June 2003	8,800,000	168
Addison	Texas	Courtyard	October 2003	15,600,000	176
Harlingen	Texas	Courtyard	October 2003	10,000,000	114
Houston	Texas	Courtyard	October 2003	15,000,000	153
Houston	Texas	Courtyard	August 2004	11,000,000	100
Houston	Texas	Residence Inn	August 2004	13,200,000	120
Fort Worth	Texas	Courtyard	March 2004	10,500,000	92
Brownsville	Texas	Residence Inn	October 2003	11,300,000	102
Dallas Fort Worth	Texas	Residence Inn	October 2003	11,000,000	100
Houston Westchase	Texas	Residence Inn	January 2003	14,300,000	120
Park Central	Texas	Residence Inn	October 2003	13,900,000	139
Merrifield	Virginia	Courtyard	August 2005	27,925,000	206
Federal Way	Washington	Courtyard	September 2004	16,900,000	160

				$ 407,925,000	3,717

Substantially all of the purchase price for all of the hotels was funded by the Company’s best efforts offering of Units. The Company leased all of its hotels to wholly-owned taxable REIT subsidiaries (collectively, the “lessee”) under master hotel lease agreements.

No goodwill or intangible assets were recorded in connection with any of the acquisitions.

Note 3

Notes Payable and Credit Agreements

In conjunction with the acquisition of eight operating hotels in October 2003, the Company assumed debt with the Harlingen hotel in the approximate amount of $4,850,000 which is secured by a first mortgage on the hotel. The loan matures on June 1, 2011. As of December 31, 2006, the outstanding principal balance for this loan was approximately $4.5 million. The annual interest rate is 8.5% and payments of principal and interest are

Notes to Consolidated Financial Statements—(Continued)

due in monthly installments. The amount due each month is $39,053. The loan is amortized for a period of twenty-five years and a balloon payment in the amount of $4.1 million is due on June 1, 2011. At the request of the lender, the Company formed new subsidiaries to serve as the owner and lessee for this hotel, and caused these subsidiaries to be “special purpose entities.” To qualify as special purpose entities, these subsidiaries have organizational documents that impose certain requirements on them while the loan is outstanding. In particular, these subsidiaries must maintain separate legal identities and must limit their activities to dealing with the hotel that secures the loan.

The aggregate amounts of principal payable under the Company’s promissory note, for the five years subsequent to December 31, 2006 are as follows (in thousands):

2007	$ 84
2008	91
2009	100
2010	109
2011	4,113

$ 4,497

In January 2006, the Company entered into a $10 million revolving line of credit (one-year maturity). The line bears interest based on LIBOR or the prime lending rate and is used for working capital needs. The line of credit was renewed in January 2007 for an additional year.

Note 4

Shareholders’ Equity

The Company registered its Units (each Unit consists of one common share and one Series A preferred share) on Registration Statement Form S-11 (File No. 333-100044) filed with the Securities and Exchange Commission on December 3, 2002. The Company began its best-efforts offering of its Units, no par value, the same day the Registration Statement was declared effective by the Securities and Exchange Commission. The managing underwriter was David Lerner Associates, Inc. All of the Units were sold for the Company’s account. The Company concluded its best efforts offering on March 18, 2004.

The Series A preferred shares have no voting rights and no conversion rights. In addition, the Series A preferred shares are not separately tradable from the common shares to which they relate. The Series A preferred shares have no distribution rights except a priority distribution upon the sale of the Company’s assets. The priority distribution will be equal to $11.00 per Series A preferred share, and no more, before any distribution will be made to the holders of any other shares. Upon that distribution, the Series A preferred shares will have no other distribution rights.

The Company currently has 240,000 Series B convertible preferred shares issued and outstanding, which are owned by the Company’s Chairman and Chief Executive Officer. There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the Articles of Incorporation that would adversely affect the Series B convertible preferred shares. Upon liquidation of the Company, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment. However, the priority liquidation payment to the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares into which each Series B convertible preferred share would convert. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A

Notes to Consolidated Financial Statements—(Continued)

preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis. The Series B convertible preferred shares are convertible into Units upon and for 180 days following the occurrence of either of the following events: (1) substantially all of the Company’s assets, stock or business is transferred as a going concern, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company’s business; or (2) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of either triggering event and for purposes of determining the liquidation payment due to each holder of a Series B convertible preferred share, each Series B convertible preferred share is convertible into 12.11423 Units. No additional consideration is due upon the conversion of the Series B convertible preferred shares. If the Company terminates or fails to renew the Advisory Agreement with AFA, the Series B convertible preferred shares will be entitled to dividend distributions and voting rights on an as converted basis. In this event, the liquidation preference of the Series A preferred shares will continue.

Expense related to the issuance of the 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. The beneficial conversion feature at December 31, 2005, assuming a conversion event had occurred, would be approximately 2.9 million common shares, which based upon the sales price of the Company’s shares at $11 per share would result in approximately $32 million of expense.

During the first quarter of 2004, the Company instituted a dividend reinvestment plan. The purpose of the plan is to provide the Company’s shareholders with a convenient and inexpensive way to increase their investment in the Company by reinvesting their dividends to purchase additional Units. As of December 31, 2006, 2.7 million Units have been reinvested representing $30.0 million in proceeds to the Company through the plan. During 2006, 1.1 million Units were reinvested, representing $12.6 million in proceeds to the Company.

The Company has instituted a share redemption program to provide its shareholders who have held their Units for at least one year with the benefit of limited interim liquidity, by presenting for redemption all or any portion of their Units at any time and in accordance with certain procedures. Once this time limitation has been met, the Company may, subject to certain conditions and limitations, redeem the Units presented for redemption for cash, to the extent that the Company has sufficient funds available to fund the redemption. If Units are held for the required one-year period, the Units may be redeemed for a purchase price equal to the lesser of: (1) $11.00 per unit; or (2) the purchase price per Unit that was actually paid for the Units. The board of directors reserves the right, in its sole discretion, at any time and from time to time, to waive the one-year holding period, reject any request for redemption, change the purchase price for redemptions or otherwise amend the terms of, suspend, or terminate the share redemption program. Redemption of Units, when requested, will be made quarterly on a first-come, first-served basis. As of December 31, 2006, the Company has redeemed $35.0 million representing 3.2 million Units. During 2006, the Company redeemed $12.8 million, representing 1.2 million Units.

The Company’s articles of incorporation authorize issuance of up to 15 million additional preferred shares. No preferred shares other than the Series A preferred shares and the Series B convertible preferred shares (discussed above) have been issued. The Company believes that the authorization to issue additional preferred shares benefits the Company and its shareholders by permitting flexibility in financing additional growth, giving the Company additional financing options in corporate planning and in responding to developments in business, including financing of additional acquisitions and other general corporate purposes. Having authorized preferred

Notes to Consolidated Financial Statements—(Continued)

shares available for issuance in the future gives the Company the ability to respond to future developments and allows preferred shares to be issued without the expense and delay of a special shareholders’ meeting. At present, the Company has no specific financing or acquisition plans involving the issuance of additional preferred shares and the Company does not propose to fix the characteristics of any series of preferred shares in anticipation of issuing preferred shares other than the Series A preferred shares and Series B convertible preferred shares discussed above. The Company cannot now predict whether or to what extent, if any, additional preferred shares will be used or if so used what the characteristics of a particular series may be. The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently-issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by the board of directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Note 5

Stock Incentive Plans

On January 2, 2003, the Board of Directors approved a Non-Employee Directors Stock Option Plan (the “Directors Plan”) whereby directors, who are not employees of the Company or affiliates, automatically receive options to purchase stock for five years from the adoption of the plan. Under the Directors Plan, the number of Units authorized for issuance is equal to 45,000 plus 1.8% of the number of Units sold in excess of 4,761,905 Units. This plan currently relates to the initial public offering of 45,670,995 Units; therefore, the maximum number of Units authorized under the Directors Plan is currently 781,364. The options expire 10 years from the date of grant.

On January 2, 2003, the Board of Directors approved an Incentive Stock Option Plan (the “Incentive Plan”) whereby incentive awards may be granted to certain employees of the Company or affiliates. The maximum number of Units that can be issued under the Incentive Plan is 1,927,045. As of December 31, 2006, no options have been issued under the plan.

Both plans generally provide, among other things, that options be granted at exercise prices not lower than the market value of the Units on the date of grant. The optionee has up to 10 years from the date on which the options first become exercisable to exercise the options. In 2006, 2005 and 2004 the Company granted 59,590, 50,715 and 36,388 options to purchase shares under the Directors Plan and granted no options under the Incentive Plan. All options vested on the date of issuance. Activity in the Company’s share option plan during 2006, 2005 and 2004 is summarized in the following table:

	2006	2005	2004
Outstanding, beginning of year:	121,343	70,628	34,240
Granted	59,590	50,715	36,388
Exercised	—	—	—
Expired or canceled	—	—	—

Outstanding, end of year:	180,933	121,343	70,628

Exercisable, end of year:	180,933	121,343	70,628

The weighted-average exercise price:	$ 11.00	$ 11.00	$ 11.00

Notes to Consolidated Financial Statements—(Continued)

Beginning January 1, 2006, the Company adopted FASB Statement 123 (R) under the modified prospective transition method and recorded $57,000 of stock based expense for the 59,590 options issued.

Prior to January 1, 2006, the Company used the intrinsic value method, as defined by APB 25, to account for stock-based compensation. This method required compensation expense to be recognized for the excess of the quoted market price of the stock at the grant date or the measurement date over the amount an employee must pay to acquire the stock.

Note 6

Management Agreements

Except for nine Marriott brand hotels that are managed by Western International, Inc. (“Western”), the Company’s Marriott brand hotels are subject to management agreements under which Marriott or its affiliates (the “Manager”) manages the hotels and provides access to the Company to Marriott’s intellectual property and proprietary sales and reservation system, generally for an initial term of 30 years with renewal terms at the option of the Manager and the Company of up to an additional 30 years. The agreements generally provide for payment of base management fees, which are calculated annually and are a percentage of sales, incentive management fees over a priority return (as defined in the management agreements), system fees and marketing fees. Additionally, these agreements have termination provisions for the Company if certain operating results are not achieved. During the years ended December 31, 2006, 2005 and 2004, the Company incurred approximately $701 thousand, $332 thousand and $425 thousand in incentive management fees.

Western manages five of the Company’s Residence Inn hotels and four of the Company’s Courtyard by Marriott hotels. These hotels are given access to Marriott’s intellectual property and proprietary sales and reservation system under franchise agreements with Marriott. Western manages day-to-day operations of these hotels and charges management fees for this function, which are calculated as a percent of revenue. Each hotel is also subject to incentive management fees, if certain levels of operating profit are reached. For the year ended December 31, 2006, the Company incurred $41,000 in incentive management fees. In 2005 and 2004, the Company did not incur incentive management fees. These management agreements are for a term of five years and include a provision for early termination if certain results and conditions are not met.

Hilton, or one of its affiliates, manages day-to-day operations of the Company’s Homewood Suites and Hilton Garden Inn hotels. Hilton charges fees for this function, which are calculated as a percentage of revenue. Hilton also charges a fee, calculated as a percentage of suite revenue, for franchise licenses to operate as a Homewood Suites by Hilton or a Hilton Garden Inn and to participate in its reservation system. The terms of these management agreements and franchise agreements range from 15 to 20 years.

During the years ended December 31, 2006, 2005 and 2004, the Company incurred approximately $8.2 million, $6.5 million and $5.0 million associated with these agreements.

Note 7

Related Parties

The Company has significant transactions with related parties. These transactions cannot be construed to be arms length, and the results of the Company’s operations may be different if these transactions were conducted with non-related parties.

The Company has contracted with ASRG to provide brokerage services for the acquisition and disposition of the Company’s real estate assets. In accordance with the contract, ASRG is paid a fee of 2% of the gross purchase price of any acquisitions or gross sale price of any dispositions of real estate investments, subject to certain conditions. These acquisition fees are capitalized as part of the purchase price of the hotels. There were

Notes to Consolidated Financial Statements—(Continued)

 no acquisitions or dispositions during 2006; therefore, there were no costs incurred with ASRG during 2006. Total payments to date to ASRG for services under the terms of this contract were approximately $8.2 million, which have been capitalized as a part of the purchase price of the hotels.

Effective January 3, 2003, the Company contracted with Apple Hospitality Five Advisors, Inc. (“AFA”), which in turn subcontracts with Apple Suites Advisors, Inc. (“ASA”), a subsidiary of Apple Hospitality Two, Inc., to advise and provide day-to-day management services for the Company and due-diligence services on acquisitions. In accordance with the contract, the Company pays AFA a fee equal to .1% to .25% of total equity contributions received by the Company in addition to certain reimbursable expenses. AFA in turn pays that total amount to ASA. For the years ended December 31, 2006, 2005 and 2004 , the Company incurred and paid advisory and other reimbursable expenses of approximately $2.4 million, $1.7 million and $1.0 million under this agreement. These amounts are included in general and administrative expense.

AFA and ASRG are 100% owned by Mr. Glade M. Knight, the Company’s Chairman. ASA is a wholly-owned subsidiary of Apple Hospitality Two, Inc. Mr. Knight also serves as the Chairman and CEO of Apple Hospitality Two, Inc., a hospitality REIT, Apple REIT Six, Inc., a diversified REIT and Apple REIT Seven, Inc., a diversified REIT. The Company’s Board of Directors has members that are also on the Board of Directors of Apple Hospitality Two, Inc., Apple REIT Six, Inc., or Apple REIT Seven, Inc.

Note 8

Pro Forma Information (Unaudited)

The following unaudited pro forma information for the year ended December 31, 2004 is presented as if the hotel acquisitions occurred on January 1, 2004. The pro forma information does not purport to represent what the Company’s results of operations would actually have been if such transactions, in fact, had occurred on January 1, 2004, nor does it purport to represent the results of operations for future periods.

(In thousands, except per share data)	Year ended December 31, 2004
Hotel revenues	$ 94,987
Net income	$ 23,341
Net income per share basic and diluted	$ 0.52

The pro forma information reflects adjustments for actual revenues and expenses of the 5 hotels acquired in 2004 for the respective period owned prior to acquisition by the Company. Net income has been adjusted as follows: (1) depreciation has been adjusted based on the Company’s basis in the hotels; (2) advisory expenses have been adjusted based on the Company’s contractual arrangements; and (3) common stock raised during 2004 to purchase these hotels has been adjusted to reflect issuances as of January 1, 2004.

Note 9

Other Assets

On May 17, 2006, the Company sold its Lear jet for approximately $2.9 million. The disposal resulted in a gain of approximately $241,000.

Note 10

Subsequent Events

During January 2007, the Company paid distributions in the amount of $3.4 million. Of that amount, $2.2 million was paid out in cash dividends and $1.2 million was reinvested into additional Units of the Company.

Notes to Consolidated Financial Statements—(Continued)

During February 2007, the Company paid distributions in the amount of $3.4 million. Of that amount, $2.2 million was paid out in cash dividends and $1.2 million was reinvested into additional Units of the Company.

During January 2007, the Company redeemed 322,563 Units representing approximately $3.5 million, under its Share Redemption Program.

In January 2007, the Company extended the term of its $10 million revolving line of credit for an additional year. The other terms of the line of credit remain the same.

Apple Hospitality Two, Inc. entered into a definitive merger agreement in February 2007 with an unrelated third party. The transaction is subject to numerous due diligence items and shareholder approval. If the merger is completed as anticipated during the second quarter of 2007, the Company would become self-advised. By becoming self-advised the Company plans on terminating its advisory agreement with AFA and ASRG and retaining the employees it currently utilizes through its relationship with Apple Hospitality Two, Inc. The Company would incur no incremental cost by retaining the employees, the Company would eliminate its annual advisory fee (approximately $1.2 million in 2006) and eliminate a potential fee of 2% per transaction on the sale of any properties. The termination does trigger dividend and voting rights for the Series B convertible preferred shares, which requires the Company to record the value of those shares at the time of termination. The Company is currently analyzing the amount of this expense and does anticipate it to be a material item.

APPLE HOSPITALITY FIVE, INC.

FORM 10-Q

INDEX

Page Number
PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements (Unaudited)

	Consolidated Balance Sheets - June 30, 2007 and December 31, 2006	F-37

	Consolidated Statements of Operations - Three and six months ended June 30, 2007 and Three and six months ended June 30, 2006	F-38

	Consolidated Statements of Cash Flows - Six months ended June 30, 2007 and Six months ended June 30, 2006	F-39

	Notes to Consolidated Financial Statements	F-40

Apple Hospitality Five, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands, except share data)

	June 30, 2007	December 31, 2006
ASSETS
Investment in hotels, net of accumulated depreciation of $43,499 and $36,688, respectively	$393,469	$398,461
Cash and cash equivalents	64	747
Restricted cash-furniture, fixtures and other escrows	5,559	4,423
Due from third party managers, net	7,017	4,021
Other assets, net	435	156

TOTAL ASSETS	$406,544	$407,808

LIABILITIES
Notes payable	$4,715	$4,497
Accounts payable and accrued expenses	2,329	3,295

TOTAL LIABILITIES	7,044	7,792
SHAREHOLDERS’ EQUITY
Preferred stock, authorized 15,000,000 shares; none issued and outstanding	—	—
Series A preferred stock, no par value, authorized 200,000,000 shares; outstanding 45,205,980 and 45,202,535 shares, respectively	—	—
Series B convertible preferred stock, no par value, authorized 240,000 shares; issued and outstanding 240,000 shares	32,006	24
Common stock, no par value, authorized 200,000,000 shares; outstanding 45,205,980 and 45,202,535 shares, respectively	443,666	443,553
Distributions greater than net income	(76,172)	(43,561)

TOTAL SHAREHOLDERS’ EQUITY	399,500	400,016

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$406,544	$407,808

See notes to consolidated financial statements.

Apple Hospitality Five, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006
Revenues:
Suite revenue	$32,627	$30,909	$64,109	$60,574
Other revenue	2,086	1,998	4,316	3,970
Reimbursed expenses	531	—	531	—

Total revenue	35,244	32,907	68,956	64,544
Expenses:
Operating expense	7,768	7,485	15,207	14,731
Hotel administrative expense	2,704	2,632	5,364	5,199
Sales and marketing	2,304	2,249	4,431	4,295
Utilities	1,229	1,244	2,591	2,556
Repair & maintenance	1,481	1,388	2,832	2,685
Franchise fees	761	678	1,475	1,352
Management fees	1,810	1,475	3,827	3,168
Taxes, insurance and other	2,167	1,953	4,043	3,968
Reimbursed expenses	531	—	531	—
General and administrative	577	927	1,372	1,584
Transaction advisory expense	159	—	159	—
Depreciation expense	3,420	3,181	6,811	6,293

Total expenses	24,911	23,212	48,643	45,831

Operating income	10,333	9,695	20,313	18,713
Series B convertible preferred share expense	(31,982)	—	(31,982)	—
Other	—	241	—	241
Interest expense, net	(106)	(138)	(203)	(308)

Net income (loss)	(21,755)	9,798	(11,872)	18,646
Preferred stock dividends	220	—	220	—

Net income (loss) applicable to common shareholders	$(21,975)	$9,798	$(12,092)	$18,646

Basic and diluted income per common share applicable to common shareholders	$(0.49)	$0.22	$(0.27)	$0.41

Weighted average shares outstanding - basic and diluted	45,111	45,087	45,115	45,092
Distributions declared per common share	$0.23	$0.22	$0.45	$0.44

See notes to consolidated financial statements.

Apple Hospitality Five, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six months ended June 30, 2007	Six months ended June 30, 2006
Cash flow from operating activities:
Net income (loss)	$(11,872)	$18,646
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	6,811	6,293
Series B convertible preferred share expense	31,982	—
Stock option expense	48	57
Other non-operating income	—	(241)
Changes in operating assets and liabilities:
Due from third party managers	(2,996)	(3,144)
Debt service and other escrows	54	97
Other assets	(279)	(282)
Accrued expenses	(714)	(316)

Net cash from operating activities	23,034	21,110
Cash flow used in investing activities:
Proceeds from sale of airplane	—	2,852
Capital improvements	(2,071)	(3,980)
Net decrease in cash restricted for property improvements	(1,190)	(816)

Net cash used in investing activities	(3,261)	(1,944)
Cash flow used in financing activities:
Net proceeds from issuance of common stock	7,218	5,796
Redemptions of common stock	(7,154)	(6,466)
Repayment of secured notes payable	(42)	(39)
Net proceeds from line of credit	260	1,300
Cash distributions paid to shareholders	(20,738)	(19,949)

Net cash used in financing activities	(20,456)	(19,358)
Decrease in cash and cash equivalents	(683)	(192)
Cash and cash equivalents, beginning of period	747	1,082

Cash and cash equivalents, end of period	$64	$890

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1

General Information and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited financial statements should be read in conjunction with the Company’s audited consolidated financial statements contained in the Company’s December 31, 2006 Annual Report on Form 10-K. Operating results for the three and six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Organization

Apple Hospitality Five, Inc. (the “Company”), a Virginia corporation, was formed on September 20, 2002, and its first investor closing was on January 3, 2003. The Company completed its best-efforts offering on March 18, 2004. The accompanying consolidated financial statements include the accounts of the Company along with its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Income Taxes

Effective January 1, 2007, the Company adopted FASB (“Financial Accounting Standards Board”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” This interpretation requires that income tax positions recognized in an entity’s tax returns have a more-likely-than-not chance of being sustained prior to recording the related tax benefit in the financial statements. Tax benefits would be derecognized if information became available which indicated that it was more-likely-than-not that the position would not be sustained. This interpretation did not have a material impact on the Company’s results of operations or statement of financial position.

Earnings Per Common Share

In May 2007 due to the termination by the Company of its advisory agreements with Apple Five Advisors, Inc. and Apple Suites Realty Group, the dividend rights, on an as converted basis, of the Series B convertible preferred shares were triggered. As a result, beginning in June 2007, the Series B convertible shares will receive dividends on an as converted basis when distributions are made to common shareholders. For basic earnings per share purposes, net income or loss applicable to common shareholders is divided by the weighted average number of shares outstanding during the period. For diluted earnings per share purposes, net income or loss available to common shareholders is divided by the weighted average number of shares outstanding after giving effect to all potential common shares that were dilutive and outstanding for the period. Because of the net loss applicable to common shareholders for the three and six months ended June 30, 2007, the impact of the Series B convertible preferred shares on an as converted basis had an anti-dilutive affect and therefore are not included in the weighted average shares outstanding for the three and six months ended June 30, 2007.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Note 2

Notes payable

In January 2007, the Company extended the term of its $10 million revolving line of credit for an additional year. The other terms of the line of credit remain the same.

Note 3

Shareholders’ Equity

The Company has a Unit Redemption Program to provide limited interim liquidity to its shareholders. Redemption of Units, when requested, is made quarterly on a first-come, first-served basis. Shareholders may request redemption of Units for a purchase price equal to the lesser of: (1) the purchase price per Unit that the shareholder actually paid for the Unit; or (2) $11.00 per Unit. The Company reserves the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program. During the six months ended June 30, 2007, the Company redeemed 652,738 Units in the amount of $7.2 million under the program.

During 2004, the Company instituted a dividend reinvestment plan to its shareholders. The plan provides a convenient and cost effective way to increase shareholder investment in the Company by reinvesting dividends to purchase additional Units of the Company. The uses of the proceeds from this plan may include purchasing Units under the Company’s Unit Redemption Program, enhancing properties, satisfying financing obligations and other expenses, increasing working capital, funding various corporate operations, and acquiring hotels. The Company has registered 7 million shares for potential issuance under the plan. During the six months ended June 30, 2007, 656,206 Units were issued under the plan representing approximately $7.2 million.

The Company’s termination of its advisory agreements with affiliates, Apple Five Advisors, Inc. and Apple Suites Realty Group, in May 2007, triggered dividend and voting rights for the Company’s Series B preferred shares on an as converted basis. In conjunction with this event, the Company recorded a non-cash charge of $32.0 million to reflect the estimated fair market value of these shares. Dividends were paid to the Series B shareholders in June 2007.

Note 4

Related Parties

The Company has significant transactions with related parties. These transactions cannot be construed to be arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties.

On May 24, 2007, the Company became self-advised as it terminated its advisory agreement with Apple Five Advisors, Inc. (“AFA”) and terminated its brokerage agreement with Apple Suites Realty Group, Inc. (“ASRG”). AFA and ASRG had been utilizing employees of an affiliated company Apple Hospitality Two, Inc. to provide the advisory and other services. On May 23, 2007, Apple Hospitality Two, Inc. completed a merger with an unrelated third party and was no longer able to provide these services. As a result, the Company retained the employees that had been providing these services and became self advised. The Company eliminated its annual advisory fee paid to AFA of approximately $1.2 million and eliminated a potential fee of 2% per transaction on the sale or purchase of any properties. During the six months ended June 30, 2007 and 2006 until this agreement was terminated, the Company incurred advisory and other reimbursable expenses of approximately $0.6 million and $1.0 million. The termination of this advisory agreement in May 2007 triggered dividend and voting rights for the Company’s Series B convertible preferred shares on an as converted basis, and the Company recorded a non-cash charge of $32.0 million in the second quarter of 2007.

Effective May 24, 2007, through a wholly-owned subsidiary, Apple Fund Management, LLC, the Company now provides support services to Apple Suites Realty Group, Inc. (“ASRG”), Apple Six Advisors, Inc. (“A6A”), Apple REIT Six, Inc., Apple Seven Advisors, Inc. (“A7A”), Apple REIT Seven, Inc., Apple Eight Advisors, Inc. (“A8A”), and Apple REIT Eight, Inc. A6A provides day to day advisory and real estate due diligence services to Apple REIT Six, Inc. A7A provides day to day advisory and real estate due diligence services to Apple REIT Seven, Inc., and A8A provides day to day advisory and real estate due diligence services to Apple REIT Eight, Inc. ASRG, A6A, A7A and A8A are 100% owned by Mr. Glade Knight, the Company’s Chairman and Chief Executive Officer. ASRG provides real estate brokerage services to Apple REIT Six, Inc., Apple REIT Seven, Inc., and Apple REIT Eight, Inc. Each of these companies has agreed to reimburse the Company for its costs in providing these services. For the six months ended June 30, 2007, the Company received reimbursement of its costs totaling approximately $0.5 million. Mr. Knight is Chairman and Chief Executive Officer of Apple REIT Six Inc, Apple REIT Seven, Inc., and Apple REIT Eight, Inc. Additionally, the Company’s Board of Directors has members that are also on the Board of Directors of Apple REIT Six, Inc., Apple REIT Seven, Inc. or Apple REIT Eight, Inc.

Note 5

Subsequent Events

In July 2007, the Company declared and paid approximately $3.4 million, or $.076 per share, in distributions to its common shareholders, of which $1.3 million or 114,000 Units were reinvested under the Company’s Dividend Reinvestment Plan. The Company also declared and paid approximately $0.2 million, or $0.76 per share, in distributions to its Series B preferred shareholders on an as converted basis.

In July 2007, the Company entered into an agreement to sell its Las Vegas, Nevada, Marriott Suites hotel for $87,250,000. This agreement was subject to an inspection period during which the potential buyer had the right to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotel. The agreement remains subject to customary closing conditions. There can be no assurance that the agreement will not be terminated or that a sale will occur. If the closing conditions are satisfied, it is anticipated that the sale could close during August 2007. At June 30, 2007, the net book value of the property was approximately $42 million.

In July 2007 the Company entered into a definitive merger agreement to be acquired by Inland American Real Estate Trust, Inc. (“Inland”). This agreement is subject to shareholder approval and customary closing conditions. Under the merger agreement, Inland will acquire all of the outstanding shares of the Company for approximately $14.05 per share. The Company’s dividend reinvestment and share redemption programs were suspended upon the signing of the merger agreement. There can be no assurance that the merger agreement will not be terminated or that a merger will occur. If the closing conditions are satisfied, it is anticipated that the merger could close during the fourth quarter of 2007. In connection with these activities, the Company incurred $0.2 million in expenses in the six months ended June 30, 2007.